Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

TRANSENTERIX INTERNATIONAL, INC.

TRANSENTERIX, INC.,

SOFAR, S.P.A.,

and

VULCANOS S.R.L.

September 18, 2015

i

4.27	Data Privacy	31
4.28	Anti-bribery	31
4.29	Disclosure	32
4.30	Exclusivity of Representations	32

ARTICLE V	REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND PARENT	32
5.1	Organization and Authority	32
5.2	No Conflicts	32
5.3	TransEnterix Stock	33
5.4	SEC Filings; Compliance with Exchange Act	33
5.5	No Brokers’ Fees	33
5.6	Investment Intent	33
5.7	Financial Statements	34
5.8	No Undisclosed Liabilities	34
5.9	Tax Matters	34
5.10	Intellectual Property	35
5.11	Legal Compliance	37
5.12	Litigation	37
5.13	Indebtedness and Guaranties	37
5.14	Data Privacy	37
5.15	Anti-bribery	38
5.16	Real Property	38
5.17	Subsidiaries	38
5.18	Insurance	38
5.19	Absence of Changes	38
5.20	Permits	39
5.21	Disclosure	39
5.22	Assets	39
5.23	Environmental Matters	39
5.24	Contracts	40
5.25	FDA Compliance	40
5.3	Exclusivity of Representations	41

ARTICLE VI		41

PRE-CLOSING COVENANTS		41
6.1	Best Efforts	41
6.2	Consents and Approvals	41
6.3	Operation of Business	42
6.4	Notice of Developments	42
6.5	Exclusivity	42
6.6	Confidentiality, Press Releases and Public Announcements	43
6.7	Manager and Auditors	43
6.8	No Changes	44

ARTICLE VII	CLOSING CONDITIONS	44
7.1	Conditions to Buyer’s Obligations	44
7.2	Conditions to Seller’s Obligations	46

ARTICLE VIII	POST-CLOSING COVENANTS	47
8.1	Litigation Support	47
8.2	Transition	47
8.3	Confidentiality	47
8.4	Employment Matters; Non-competition Agreements	48
8.5	Delivery of Financials	49
8.6	Seller’s Payment to Supplier	49
8.7	Forfeiture of Escrowed Stock	49
8.8	Use of Name	49

ARTICLE IX	INDEMNIFICATION	50
9.1	Indemnification by Seller	50
9.2	Indemnification by Buyer and/or Parent	50
9.3	Survival and Time Limitations	50
9.4	Limitations on Indemnification	51
9.5	Claims Against Company	52
9.6	Exception to Indemnification Obligation	52
9.7	Third-Party Claims	53
9.8	Other Indemnification Matters	54
9.9	Exclusive Remedy	54

ARTICLE X	TAX MATTERS	54
10.1	Taxes	54
10.2	Registration Taxes	54

ARTICLE XI	MISCELLANEOUS	55
11.1	Further Assurances	55
11.2	No Third-Party Beneficiaries	55
11.3	Entire Agreement	55
11.4	Successors and Assigns	55
11.5	Counterparts	55
11.6	Notices	56
11.7	Resolution of Disputes	56
11.8	Governing Law	58
11.9	Amendments and Waivers	58
11.10	Severability	58
11.11	Expenses	58
11.12	Construction	58
11.13	Specific Performance	59
11.14	Time Is of the Essence	59
11.15.	Guarantee	59

EXHIBITS

A	Resolutions
B	Irrevocable Seller Resolution Authorizing Conferment of the Division and Transaction
C	Final Atto di Cessione
D	Escrow Agreement
E	Interim Balance Sheet dated as of June 30, 2015
F	Lock-up Agreement
G	Registration Rights Agreement
H	Services Agreement
I	Security Agreement
J	Director Indemnification Agreement
K	Form of Resignation Letter

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into in Raleigh, North Carolina, U.S.A., on September 18, 2015, by and among:

TransEnterix, Inc., a U.S., Delaware corporation having its registered office at 635 Davis Drive, Suite 300, Morrisville, North Carolina, represented by Mr. Todd Pope, duly authorized to execute this Agreement by virtue of a resolution of the board of directors adopted on September 9 and September 16, 2015, a copy of which is attached hereto as Exhibit A (“Parent”),

and

TransEnterix International, Inc., a U.S., Delaware corporation having its registered office at 635 Davis Drive, Suite 300, Morrisville, North Carolina, represented by Mr. Todd Pope, duly authorized to execute this Agreement by virtue of a resolution of the board of directors adopted on September 16, 2015, a copy of which is attached hereto as Exhibit A (“Buyer”),

and

SOFAR, S.p.A., an Italian societa’ per azioni having its registered office in Milan, Italy, at Via Firenze 40, 20060 Trezzano Rosa, tax code 03428610152, registered at no. MI-852745 of the entererprises’ register of Milan, registered by Mr. Andrea Biffi, duly authorized to execute this Agreement by virtue of a resolution of the board of directors adopted on September 17, 2015, a copy of which is attached hereto as Exhibit A (“Seller”),

and

Vulcanos S.r.l., an Italian societa’ a responsabilita’ limitata having its registered office in Milan, Italy, at Via Firenze 40, 20060 Trezzano Rosa, tax code 09162250964, registered at no. MI-2072973 of the entererprises’ register of Milan, represented by Mr. Andrea Biffi, duly authorized to execute this Agreement by virtue of by-laws, a copy of which is attached hereto as Exhibit A (“Company”) (Parent, Buyer, Seller and Company are each individually referred to as a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Seller is the owner of a medical robotic division (the “Division”), whose business operation consists of development of an advanced robotic system for minimally invasive laparoscopic surgery known as TELELAP ALF-X (such business operations as conducted up to the Closing Date, consistent with past practice, are hereinafter referred to as the “Business”), including all related assets, employees and contracts;

WHEREAS, Seller formed Company for the purpose of operating the Division, and it intends for purposes of this Agreement to confer all of the assets, employees, contracts and operations of the Division to Company through an increase of capital of Company and on the basis of an appraisal prepared by an accounting expert;

WHEREAS, on August 3, 2015, Seller’s board of directors authorized the conferment of the Division to the Company by irrevocable resolution, a copy of which is attached hereto as Exhibit B;

WHEREAS, pursuant to the terms of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding membership interests of Company for the consideration and on the terms and subject to the conditions set forth in this Agreement, which consideration shall be comprised of both cash and shares of Parent’s stock (the “Transaction”), and Buyer desires to advance globally the commercialization of the TELELAP ALF-X;

WHEREAS, prior to the execution of this Agreement, Parent has reviewed, directly and through its own representatives, auditors and consultants, documentation and information requested by Parent and made available by Seller in relation to the Division and Company, as more particularly set forth below;

WHEREAS, prior to the execution of this Agreement, Seller has reviewed, directly and through its own representatives, auditors and consultants, documentation and information requested by Seller and made available by Parent in relation to Parent and Buyer, as more particularly set forth below; and

WHEREAS, the Parties intend to enter into this Agreement to effectuate the Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Buyer and Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

“Accounts Payable” means all trade and other accounts payable, including accrued expenses, owed by Company.

“Accounts Receivable” means all trade and other accounts receivable and other Indebtedness owing to Company.

“Accounting Expert” means the independent accountant who will prepare the Appraisal (as defined below).

“Accounting Principles” means the accounting principles applicable under the Code and the accounting principles prepared by the Organismo Italiano di Contabilità (OIC), unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements prepared prior to the date hereof, the date such financial statements were prepared.

“Acquisition Proposal” is defined in Section 6.5.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person. With respect to a Person who is an individual, “control” by the spouse of such Person, or by any ancestor or descendant of such Person or such Person’s spouse who resides in the same house as such Person, shall be deemed control by such Person.

“Agreement” is defined in the opening paragraph.

“Appraisal” means the appraisal relating to the Division prepared pursuant to article 2465, paragraph 1 of the Italian Civil Code.

“Assets” is defined in Section 4.8.

“Average Closing Price” is defined in Section 2.2(b).

“Basket” is defined in Section 9.4.

“Business” is defined in the Recitals.

“Business Day” means any calendar day other than Saturdays, Sundays or national public holidays in the Republic of Italy.

“Buyer” is defined in the opening paragraph.

“Buyer Indemnitees” is defined in Section 9.1(a).

“Buyer’s Cap” is defined in Section 9.4

“Cap” is defined in Section 9.4.

“Cash Consideration” is defined in Section 2.2(c).

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Code” means the Italian Civil Code.

“Company” means Vulcanos S.r.l., an Italian societa’ a responsabilita’ limitata and, to the extent relevant to the Liabilities of Company, Seller or any predecessor of Vulcanos S.r.l., an Italian societa’ a responsabilita’ limitata which operated or was involved in any way with, the Division and its operations.

“Conferment” means the conferment of all of the assets, liabilities, employees, contracts and operations of the Division, including those listed on Schedule 4.8 plus all Division Contracts,

all Division Employees, all Division Permits and all Division Intellectual Property as listed on all parts of Schedule 4.14 plus all other Division Intellectual Property exclusively related to the Division, to Company by and from Seller through an increase of capital of Company and on the basis of the Appraisal, all as set forth in that certain atto di confermento, to be held on September 21, 2015 before the public notary Lorenzo Stucchi of Milan, and as authorized by a Resolution of the Board of Directors of Seller, included at Exhibit B.

“Confidential Information” means information concerning the Business or the Division or the affairs of Company, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer Software and programming, all other confidential information and materials relating to the Business or affairs of Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by Company.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Contract Loss” means a Loss resulting from the cost of performance of a Contract exceeding the revenue derived from such Contract.

“Dispute” is defined in Section 11.7.

“Division” is defined in the Recitals.

“Due Diligence One” means the due diligence process conducted by Parent and its consultants on the Division on the basis of the documents listed in Schedule I.A and the CD and the other information provided by or on behalf of Company in writing.

“Due Diligence Two” means the due diligence process conducted by Seller and its consultants on Parent on the basis of the documents listed in Schedule I.B and the CD and the other information provided by or on behalf of Parent in writing.

“Employee” means all employees of the Company as of the Conferment, as listed on Schedule 4.20(a), including the Key Employees.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, in the form of Exhibit D.

“Escrow Period” means the time commencing with the Closing Date and ending twenty-four (24) months from the Closing Date.

“Escrowed Stock” means the shares of TransEnterix Stock, held pursuant to the Escrow Agreement as of any date of determination.

“Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

“Financial Statements” is defined in Section 4.5.

“First Tranche” is defined in Section 2.2(d).

“Fourth Tranche” is defined in Section 2.2(d).

“Governmental Body” means any federal, state (as to Buyer only), local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing, in Italy, Europe, the United States or any other relevant jurisdiction.

“Hazardous Substance” means any existing, stored or transported material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by Company or Seller. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (e) indebtedness or other obligations of others directly or indirectly guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) net payment obligations incurred by such Person pursuant to any hedging agreement; (i) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; and (j) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (i).

“Indemnified Party” is defined in Section 9.7.

“Indemnifying Party” is defined in Section 9.7.

“Insurance Policies” is defined in Section 4.24.

“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) Software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“Interest” means any issued and outstanding equity interest of Company.

“Interim Balance Sheet” means the balance sheet (“situazione partimoniale”), excluding notes, of the Division as of June 30, 2015, all of which are attached to Schedule 4.5, and Exhibit E.

“Interim Date” is defined in Section 4.6.

“Inventory” means all inventories of Company wherever located, including raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.

“IRC” means the United States Internal Revenue Code of 1986, as amended.

“IRS” means the United States Internal Revenue Service, or any successor entity thereto.

“Key Employees” means the employees included in the Division, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, as identified as such on Schedule 4.20(a).

“Knowledge” of any Person means (a) the actual knowledge of such Person or (b) the knowledge that a reasonable Person should have after reasonable inquiry of employees, directors and officers of such Person (in the case of a legal entity) or in the reasonable exercise or his, her or its professional duties. References to the “Seller’s Knowledge” (or similar term) means the actual knowledge of Andrea Biffi and the Persons who executed a non-disclosure agreement with respect to the Transaction contemplated by this Agreement including the knowledge that such individuals should have after reasonable inquiry of the employees, directors and officers of Company or in the reasonable exercise of their professional duties.

“Labor Agreements” is defined in Section 4.20(b).

“Law” means any federal, state (as to Buyer and Parent only), local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body, in the United States, Italy or any other relevant jurisdiction.

“Lease” is defined in Section 4.12.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” is defined in Section 4.14.

“Lock-up Agreement” means that certain Lock-up Agreement by and between Parent and Seller in the form attached hereto as Exhibit F.

“Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost, settlement payment, Liability, Tax, Encumbrance, and expenses but excluding consequential damages, lost profits, diminution in value and opportunity costs.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that would be or would reasonably be expected to be, either individually or in the aggregate (taking into account all other results, occurrences, facts, changes, events or effects), materially adverse to the business, assets, Liabilities, capitalization, financial condition or operating results, operations of a Party on a long-term basis, or to the ability of a Party to timely consummate the Transaction, provided, however, that “Material Adverse Effect” shall not include any result, occurrence, fact, change, event or effect arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which a Party operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security (other than the price of TransEnterix Stock) or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of another Party; (vi) any matter of which another Party is aware on the date hereof as reflected in such Party’s records as of the date hereof; (vii) any changes in applicable Laws or accounting rules (including the Accounting Principles) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the Transaction, including losses or threatened losses of employees, customers, suppliers or distributors; (ix) any natural or man-made disaster or acts of God; or (x) any failure by a Party to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures - subject to the other provisions of this definition - shall not be excluded).

“Material Contract” is defined in Section 4.13.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) the certificate or articles of incorporation and bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Ordinary Course of Business” means the ordinary course of the conduct of the Business by Company, consistent with past operating practices of Seller related to the Division.

“Parent” is defined in the opening paragraph.

“Parent Business” means the design, development, manufacture, marketing and sale of Parent Products as conducted as of the date hereof.

“Parent Material Contracts” means each agreement, contract, and instrument of Parent or its Subsidiaries filed as a material contract exhibit to the SEC Filings of Parent and currently active and in effect.

“Parent Products” means (a) any product marketed by Parent as of the date hereof and (b) any derivative thereof or modification of the products described in (a) or other medical device products, in each case that are under development by Parent as of the date hereof.

“Parent Software” is defined in Section 5.10(e).

“Party” means each of Buyer, Parent, Company and Seller.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Proceeding” means any proceeding, charge, complaint, claim, demand, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Purchase Price” is defined in Section 2.2.

“Real Property” is defined in Section 4.12.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and between Parent and Seller in the form attached hereto as Exhibit G.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” is defined in Section 3.6.

“Second Tranche” is defined in Section 2.2(d).

“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Consideration” is defined in Section 2.2(b).

“Seller” is defined in the opening paragraph.

“Seller’s Cap” is defined in Section 9.4.

“Services Agreement” means that certain Services Agreement by and among the Parties substantially in the form of Exhibit H, which shall provide for administrative and related services from Seller to Company for the benefit of Buyer for a certain period of time after the Closing Date.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity, that is developed by Company or developed for Company on a work-for-hire basis.

“Tangible Personal Property” is defined in Section 4.9.

“Tax” means all taxes and duties, charges, fees, levies and similar assessments imposed by any national or local taxing authority or statutory or governmental organisation, including (without limitation) income, property, excise, sale, use, national insurance, stamp duty, capital duty, added value and franchise taxes; and (B) Liability for the payment of any amounts of the type described in clause (A) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Third-Party Claim” is defined in Section 9.7(a).

“Third Tranche” is defined in Section 2.2(d).

“Trading Day” means any day on which the New York Stock Exchange is open for trading, whether or not any of the TransEnterix Stock is actually traded on that day.

“Transaction” is defined in the Recitals.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Lock-up Agreement, the Services Agreement, the Security Agreement, and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“TransEnterix Stock” means the shares of common stock, par value $0.001 per share, of Parent.

ARTICLE II

SALE AND PURCHASE OF INTERESTS

2.1 Sale and Purchase of Interests. Subject to the terms and conditions of this Agreement, Buyer will purchase from Seller, and Seller will sell and deliver to Buyer, all of the Interests for the consideration specified below.

2.2 Purchase Price.

(a) The total consideration for the Interests (the “Purchase Price”) shall be the sum of the Securities Consideration plus the Cash Consideration, each as hereinafter defined, and subject to the conditions set forth in this Article II. Parent and Seller have negotiated the Purchase Price and confirmed its amount after completion of Due Diligence One and Due Diligence Two. The Purchase Price was negotiated by and agreed to by the Parties, which included an evaluation conducted by Parent regarding the global commercialization potential of the Division and its capability to develop the Division. The Purchase Price was not negotiated based on the costs borne by Seller in the past to develop the Division.

(b) The “Securities Consideration” shall be comprised of 15,543,413 shares of TransEnterix Stock. The Securities Consideration does not exceed 19.99% of the outstanding shares of TransEnterix Stock.

(c) The “Cash Consideration” shall be that amount of cash equal to: (i) Twenty Five Million U.S. Dollars (US $25,000,000); (ii) Twenty Five Million Euro (€25.000.000); plus (iii) the amount necessary to reimburse Seller for payments made under that certain loan agreement between Seller and Mediocredito Italiano S.p.A. dated December 13, 2012 (“Loan Agreement”), in an aggregate amount of Two Million Five Hundred Thousand Euro (€2.500.000), and subject to Section 2.2(d) below.

(d) The Cash Consideration shall be paid in four “tranches” and will be subject to certain conditions, as more particularly set forth in this Section 2.2(d):

(i) The first tranche of the Cash Consideration (the “First Tranche”) shall be in the amount of Twenty Five Million U.S. Dollars (US $25,000,000) and shall be paid at Closing by wire transfer of immediately available funds;

(ii) The second tranche of the Cash Consideration (the “Second Tranche”) shall be in the amount of Ten Million Euro (€10.000.000), and shall be paid within thirty (30) Business Days after the achievement of both of the following milestone events by wire transfer of immediately available funds (i) the earlier of (A) receipt of approval or clearance, as applicable, from the U.S. Food and Drug Administration for the TELELAP ALF-X or (B) December 31, 2016, and (ii) (A) Buyer and/or Parent having cash on hand (which shall mean cash and cash equivalents, as defined by US GAAP), at any time of at least Fifty Million Dollars (US$50,000,000), or (B) successful completion of a new financing or financings by Buyer and/or Parent and its Subsidiaries and its Persons – on a consolidated basis - raising at least Fifty Million Dollars (US$50,000,000) in gross proceeds to Buyer or Parent and commenced after the Closing Date; provided that, upon reaching the first milestone event needed for the Second Tranche, the Second Tranche will begin to accrue simple interest at a rate of 9.0% per annum until the later of (y) the date on which such Second Tranche is paid (whereupon all accrued interest shall be paid in cash), or (z) December 31, 2016;

(iii) The third tranche of the Cash Consideration (the “Third Tranche”) shall be in the amount of Fifteen Million Euro (€15.000.000), and shall become due and payable by wire transfer of immediately available funds immediately upon, and will be paid within thirty (30) days of, sales by Company, Buyer, or Parent of the TELELAP ALF-X (including any enhancements thereto), or services contracts related to and products incorporating the TELELAP ALF-X, reaching trailing revenues over a period of a calendar quarter of at least Twenty Five Million Euro (€25.000.000); provided that upon Company and/or Buyer and/or Parent satisfying the milestone needed for the Third Tranche, the Third Tranche will be payable in cash even if the Second Tranche is not yet payable; and, provided further, that the Second Tranche and Third Tranche payments shall become immediately due and payable in the event that (w) Buyer or Parent is acquired (whether by the sale of at least 51% of the issued and outstanding shares of Buyer’s or Parent’s common stock or assets, merger, exclusive license or otherwise) by a non-Affiliate, (x) Company is acquired (whether by the sale of at least 51% of the issued and outstanding membership interests or assets, merger, exclusive license or otherwise) by a non-Affiliate, (y) Buyer or Parent significantly reduces or suspends selling efforts with respect to any Company products incorporating the TELELAP ALF-X notwithstanding market demand, or (z) Buyer or Parent acquires a business that offers alternative products that are directly competitive with Company’s then-current product offerings incorporating the TELELAP ALF-X and significantly reduces or suspends selling efforts with respect to any Company products incorporating the TELELAP ALF-X notwithstanding market demand; and

(iv) The fourth Tranche of the Cash Consideration (the “Fourth Tranche”) shall be in the amount of Two Million Five Hundred Thousand Euro (€2.500.000), and shall be payable by wire transfer of immediately available funds as follows: (x) On or before December 31, 2016, Buyer shall pay to Seller a sum equal to the aggregate amount of any payments made by Seller under the Loan Agreement between the Closing Date and December 31, 2016 in accordance with the terms of the Loan Agreement, provided however that Seller shall provide to Buyer supporting documentation related to such payments in form reasonably acceptable to Buyer at least fifteen (15) business days in advance; and (y) on or before December 31 of each calendar year thereafter (starting with December 31, 2017), if any payments under the Loan Agreement remain outstanding, Buyer shall pay to Seller an amount equal to the amount of any payment made by Seller under the Loan Agreement during such calendar year within fifteen (15) business days of receipt of notice from Seller of each such payment made by Seller, which notice shall include any related supporting documentation in form reasonably acceptable to Buyer.

(e) At the Closing, subject to the terms and conditions of this Agreement:

(i) against receipt of the Interests, Buyer shall pay the Securities Consideration and the First Tranche of the Cash Consideration as follows: (A) 1,554,341 shares of TransEnterix Stock representing 10% of the Securities Consideration, duly registered in the name of the Escrow Agent in its capacity as such (the “Escrowed Stock”), shall be delivered to the Escrow Agent, to be held and disbursed by it pursuant to the terms of the Escrow Agreement, (B) the balance of the TransEnterix Stock included in the Securities Consideration, duly registered in the name of Seller, shall be delivered to Seller, and (C) the First Tranche shall be paid to Seller by wire transfer of immediately available funds to a bank account of Seller, which bank account Seller shall have designated at least two Business Days prior to the Closing Date; and

(ii) Buyer and Seller shall enter into a Security Agreement, substantially in the form of Exhibit I, which provides that ten percent (10%) of the Interests shall have a lien placed thereon by and in favor of Seller until the Escrowed Stock is both registered in the name of Seller and delivered to Seller at the end of the Escrow Period (the “Liened Interests”).

(f) From and after the Closing, Parent shall, directly or through its Subsidiaries, including Buyer and Company use its reasonable best efforts to achieve the milestones set forth in Section 2.2(d) as soon as practicable after the Closing.

2.3 Closing.

(a) The closing of the Transaction to be performed on the Closing Date (the “Closing”) will take place in Milan (Italy), at the offices of a notary in Milan jointly selected by Buyer and Seller, commencing at 1000 local time on the later of (a) September 21, 2015, or (b) the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transaction to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing) or such other date as Buyer and Seller may mutually determine (the “Closing Date”). The sale, assignment, transfer and conveyance to Buyer of the Interests will be deemed effective as of 16:01 local time on the Closing Date, subject to Buyer providing to Seller evidence of irrevocable wire transfer from Buyer or Parent for the payment of the First Tranche.

(b) All actions and transactions constituting the Closing shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the specific action or transaction, no action or transaction shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have been properly performed in accordance with the provisions of this Agreement.

(c) The notary act to be executed at Closing shall not constitute a novation of this Agreement, it will merely bring this Agreement into effect and all of the provisions of this Agreement that are not expressly waived or modified by the notary act will remain in full force and effect.

(d) Upon the occurrence of the Closing: (i) Buyer will acquire title to the Interests as of Closing; (ii) Seller shall authorize the notary to cause Buyer to be registered on the members’ register of Company or, if not established, at the enterprises’ register so that, under the applicable Law, good and marketable title to the Interests shall be fully and finally transferred to Buyer; (iii) the Parties shall execute and deliver such other instruments as may be necessary, under the applicable law, to vest in Buyer good and marketable title to the Interests and to otherwise properly effect the purposes of this Agreement or comply with any applicable Law; (iv) Seller shall deliver, and/or cause to be delivered, to Buyer all other previously undelivered items required to be delivered pursuant to this Agreement or in connection herewith; and (v) Seller shall procure and deliver the resignation letters contemplated by Section 6.7 to Buyer.

2.4 Right To Notice of Future Offerings. From and after the Closing Date, Parent shall be required to provide Seller with notice, and the opportunity to participate in any future public offerings and private placements of TransEnterix Stock for cash undertaken by Parent. Parent shall use its best efforts to notify Seller as soon as practicable with respect to each proposed public offering and private placement, and in compliance with applicable Law. Parent will provide advanced written notice of its plan to undertake a public offering or private placement before the date of such public offering or closing of such private placement. In any such public offering or private placement, Seller shall be provided the opportunity to purchase, on the terms and conditions of the public offering or private placement, as applicable, the number of shares of TransEnterix Stock equal to up to the number of shares that will maintain Seller’s then-existing percentage ownership in Parent. Any such participation shall be conducted in compliance with applicable Law and shall not apply to any TransEnterix Stock issuance in connection with: (i) equity incentives to employees, directors, officers or agents; (ii) an acquisition or other strategic transaction ; (iii) equity issued to lenders as an inducement to enter into loan transactions; (iv) or other transaction in which shares of TransEnterix Stock are offered for non-cash consideration.

2.5 Withholding. Notwithstanding anything to the contrary in Article II, Buyer shall not be permitted to deduct or withhold any required amounts from the Purchase Price. Any amounts so deducted or withheld shall be grossed up in payments provided by this Agreement.

2.6 Lock-up; Registration.

(a) On the Closing Date, Seller and Parent shall enter into the Lock-up Agreement.

(b) On the Closing Date, Seller and Parent shall enter into the Registration Rights Agreement.

2.7 Board Appointment. On and after the Closing Date, Seller shall have the right to select a designee to be elected to the Board of Directors of Parent, who shall initially be Andrea Biffi. Any such designee must meet the qualifications for director set forth in the Parent’s Organizational Documents and must be willing to serve and to comply with applicable Law, including filing necessary reports with the SEC. Parent shall take all such steps as are necessary to cause the election of such designee to the Board of Directors of Parent as of immediately following the Closing, including increasing the number of directors constituting the Board of Directors of Parent to ten (10). Thereafter, for so long as Seller, or an Affiliate of Seller to whom any of the Securities Consideration is transferred, beneficially owns at least one percent (1%) of the issued and outstanding shares of TransEnterix Stock, Parent’s Board of Directors, upon request from Seller, shall include such individual, or other Seller designee meeting the foregoing requirements, as a Board nominee in proxy materials soliciting stockholder votes in the election of the Board of Directors and shall recommend to Parent’s stockholders the election of such nominee. Such elected Board member shall be eligible to be elected to one or more Board committees pursuant to the terms and conditions of Parent’s Organizational Documents, and applicable Law, including the requirements of the SEC and the stock exchange on which the TransEnterix Stock is then listed. Parent shall enter into a customary indemnification agreement with such director in the form attached as Exhibit J. In the absence of the foregoing, if Seller elects not to have a representative on Parent’s Board of Directors, so long as Seller, or an Affiliate of Seller to whom any of the Securities Consideration is transferred, beneficially owns at least five percent (5%) of the issued and outstanding shares of TransEnterix Stock, Seller shall have the right to appoint a Board observer, who shall be entitled to (i) participate in all meetings of Parent’s Board of Directors, (ii) receive notice of such meetings, and all materials and information, at the same time and in the same manner as given or distributed to members of the Board, and (iii) receive reimbursement of all expenses in connection with participating in such meetings. Without limiting the foregoing, the observer rights shall terminate when the Seller’s ownership (together with that of its Affiliates) first falls below five percent (5%) of the outstanding shares of TransEnterix Stock, but the right to have a director nominated for election to the Parent’s Board of Directors shall continue until the Seller’s ownership (together with that of its Affiliates) of TransEnterix Stock first falls below one percent (1%) of the outstanding shares of TransEnterix Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants as follows:

3.1 Organization and Authority. Seller has full power, authority and legal capacity to execute and deliver the Transaction Documents to which Seller is a party and to perform Seller’s obligations thereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by the board of directors of Seller. Upon the execution and delivery by Seller of each Transaction Document to which Seller is a party, such Transaction Document will constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of such Transaction Document, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

3.2 Interest Ownership. Seller owns of record and beneficially one hundred percent (100%) of the Interests of Company, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law). At the Closing, Seller will have duly transferred to Buyer all of Seller’s Interests, free and clear of any Encumbrance, with the exception of the Liened Interests.

3.3 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transaction will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which Seller, or any of the Interests, is subject; (b) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Seller is a party or by which Seller is bound or to which any of Seller’s Interests is subject or the performance of which is guaranteed by Seller; or (d) result in the imposition of any Encumbrance on any of Seller’s Interests. Seller need not notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transaction.

3.4 Litigation. There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller relating to or affecting the Transaction.

3.5 No Brokers’ Fees. Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transaction for which Buyer or Company could be liable.

3.6 Securities Law.

(a) Seller acknowledges that the offer and sale of the Securities Consideration is intended to be exempt from registration under the Securities Act and any applicable state securities Law.

(b) Seller acknowledges: (i) Seller has been furnished via the SEC’s EDGAR system with a copy of Parent’s Form 10-K for the year ended December 31, 2014 filed with the SEC on February 20, 2015, and all quarterly and current reports or documents required to be filed thereafter with the SEC pursuant to the Exchange Act (the “SEC Filings”); (ii) Seller has been provided with all other reasonably requested material information regarding Parent; and (iii) Seller has been afforded an opportunity to ask questions of, and receive answers from, management of Buyer and Parent in connection with the Securities Consideration. Seller has not been furnished with any oral or written representation in connection with the purchase of the Securities Consideration by or on behalf of Buyer or Parent that Seller has relied on that is not contained in this Agreement.

(c) Seller: (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act; (ii) is not a “U.S. Person” within the meaning of Rule 902 of Regulation S promulgated under the Securities Act; (iii) has obtained, in its judgment, sufficient information to evaluate the merits and risks of the purchase of the Securities Consideration; (iv) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such purchase of the Securities Consideration and to make an informed investment decision with respect thereto; and (v) has consulted with its own advisors with respect to the purchase of the Securities Consideration.

(d) The Securities Consideration is being acquired for Seller’s own account for investment and not for the benefit or account of any other Person and not with a view to, or in connection with, any resale or distribution thereof. In particular, Seller has no intention to distribute directly or indirectly, any of the Securities Consideration in the United States or to U.S. Persons, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with applicable state and provincial securities Laws.

(e) Seller understands and agrees that the Securities Consideration has not been registered under the Securities Act or under the securities Law of any states, and, therefore, the shares of such Securities Consideration are “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and, to the extent applicable, under the applicable state and provincial securities Laws or an exemption from such registration is otherwise available, and until the restrictions set forth in the Lock-Up Agreement are fulfilled

(f) Seller will not acquire the Securities Consideration as a result of, and will not engage, in any way, in any “directed selling efforts” (as defined in Regulation S) in the United States with respect to the Securities Consideration which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of any of the Securities Consideration; provided, however, that Seller may sell or otherwise dispose of the Securities Consideration pursuant to registration thereof under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements.

(g) Seller acknowledges and agrees that the statutory and regulatory basis for the exemption claimed for the offer of the Securities Consideration, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any applicable state and provincial securities Laws.

(h) Seller meets any additional suitability standards and/or financial requirements which may be required in the jurisdiction in which Seller is organized. In addition to resale restrictions imposed under US securities Laws, there may be additional restrictions on such Seller’s ability to resell any of the Securities Consideration under the laws governing the resale of securities in the country in which such Seller is organized and in which the Securities Consideration are sold. Seller agrees to strictly abide with such laws.

(i) Seller understands and agrees that offers and sales of any of the Securities Consideration prior to the expiration of a period of six (6) months after the date of original issuance of such securities (the six month period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state and provincial securities Laws.

(j) Except as set forth in Section 2.7 above, Seller understands that neither Buyer nor Parent is not under any obligation to register such Securities Consideration on Seller’s behalf or to assist Seller in complying with any exemption from registration under the Securities Act or applicable state securities Law. Seller understands that Parent may require, as a condition to registering the transfer of such Securities Consideration, an opinion of counsel reasonably satisfactory to Parent to the effect that such transfer does not violate such registration requirements.

3.7 Exclusivity of Representations. The representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller. Seller hereby disclaims any other express or implied representations or warranties. Each of Parent and Buyer acknowledge that it is not relying on any representations and warranties made by Seller other than those representations and warranties set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING

COMPANY

Seller and Company, jointly and severally, represent and warrant to Buyer and Parent as follows, except as already disclosed in writing by Seller to Parent during Due Diligence One:

4.1 Organization, Qualification and Corporate Power. Seller has delivered to Parent a copy of the Company’s last survey. Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required. Company has full power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. Company has delivered to Buyer correct and complete copies of the Organizational Documents of Company. Company is not in violation of any of its Organizational Documents. The minute books and any membership records of Company, in each case as delivered or made available to Buyer, are correct and complete.

4.2 Capitalization. All of the issued and outstanding membership interests of Company are owned of record and beneficially by Seller. There are no outstanding securities convertible or exchangeable into membership interests of Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem membership interests of Company. There are no outstanding appreciation, phantom, profit participation or similar rights with respect to the membership interests of Company. Company has not violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities. There are no voting trusts, proxies or other Contracts relating to the voting of the membership interests of Company. Company does not control or own, directly or indirectly, any equity or profits interests in any Person or have the power, directly or indirectly, to elect any Persons to the board of directors or comparable governing body of any other Person. Company was recently formed by Seller for the purpose of holding and operating the assets related to the Business, which are used to operate the Division of Seller.

4.3 Authority. Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Company have been duly authorized by the sole director of Company. At Closing, the execution and delivery by Company of each Transaction Document to which Company is a party and the performance by Company of the Transaction will have been duly authorized by all requisite action of Company. This Agreement constitutes the valid and legally binding obligation of Company, enforceable against Company in accordance with the terms of this Agreement, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. Upon the execution and delivery by Company of each Transaction Document to which it is a party, such Transaction Document will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with the terms of such Transaction Document, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

4.4 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transaction will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which Company or any asset owned or used by Company is subject; (b) violate any Permit held by Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by Company; (c) violate any Organizational Document of Company; (d) violate, conflict with, result in a material breach of, constitute a material default under, resulting, in each case under this subsection(d) in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Material Contract; (e) cause Buyer or Company to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by Company. Company does not need to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transaction.

4.5 Financial Statements.

(a) Attached to Schedule 4.5 is the unaudited balance sheet of the Division as of June 30, 2015 (the “Interim Balance Sheet”, also referred to in this Agreement as “Financial Statements”). The Interim Balance Sheet has been prepared in accordance with the Accounting Principles, applied on a consistent basis throughout the periods covered thereby, and presents fairly in all material respects the financial condition of the Division as of and for its date and periods covered thereby.

(b) Seller’s books and records regarding the Division, if any (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which it is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by it with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in its industry, (iv) form the basis for the Interim Balance Sheet with respect to the Division and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of it on an accrual basis. All computer-generated reports and other computer output included in its books and records are complete and correct in all material respects.

(c) To the Knowledge of Seller, there are no events of fraud, whether or not material, that involve management or other employees of Seller or Company who have a significant role in the Division’s financial reporting and relate to the Business.

4.6 Absence of Certain Changes. Since June 30, 2015 (the “Interim Date”), there has not been any Material Adverse Effect and, to the Seller’s Knowledge, no event has occurred or circumstances exists that would reasonably be expected to result in any such Material Adverse Effect. Except as disclosed during Due Diligence One or as set forth on Schedule 4.6 or as a result of the Conferment, Seller has not, with respect to the Division:

(a) sold, leased, transferred or assigned any asset, other than for fair consideration in the Ordinary Course of Business or made any distributions of any assets (cash or otherwise) to any of its Affiliates;

(b) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than the sale or transfer of Inventory or immaterial assets for fair consideration in the Ordinary Course of Business;

(c) experienced any material damage, destruction or loss other than ordinary wear and tear (whether or not covered by insurance) to its property or assets in excess of €50.000 in the aggregate;

(d) entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than €50.000 or that cannot be terminated without penalty on less than six months’ notice;

(e) accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts or Permits) involving more than €50.000 annually to which it is a party or by which it or any of its assets is bound, and has not received notice that any other party to such a Contract or Permit (or series of reasonably related Contracts or Permits) has accelerated, terminated, modified or cancelled the same;

(f) had an Encumbrance imposed upon it or any of its assets;

(g) not (i) made any capital expenditure (or series of related capital expenditures) either involving more than €50.000 or outside the Ordinary Course of Business, (ii) failed to make any scheduled capital expenditures or investments when due, or (iii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than €50.000;

(h) delayed or postponed the payment of accounts payable and other Liabilities to the detriment of any relationships between Seller and any of its suppliers, accelerated the collection of accounts receivable, in either case outside the Ordinary Course of Business, or altered any accounting method or practice;

(i) issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness), except as in the Ordinary Course of Business, involving more than €50.000 in the aggregate;

(j) canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, except as in the Ordinary Course of Business, in any case involving more than €50.000;

(k) except as expressly provided by this Agreement, issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or amended any of its Organizational Documents;

(l) (i) conducted the Business outside the Ordinary Course of Business, (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the compensation of any of its directors, officers or employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or (v) adopted, amended, modified or terminated any benefit plan or other Contract for the benefit of any of its directors, officers or employees;

(m) made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(n) had a Proceeding commenced nor, to Seller’s Knowledge, threatened relating to or affecting Company, the Business or any asset owned or used by it;

(o) to Seller’s Knowledge, suffered any occurrence, event or incident related to Company outside of the Ordinary Course of Business;

(p) estimated or recorded any Contract Loss in any single instance of more than €25.000 or any Contract Losses in the aggregate of more than €100.000;

(q) entered into any capital or operating leases;

(r) (i) entered into or agreed to enter into, or taken any action which would require it to enter into, a Labor Agreement or (ii) materially modified an existing Labor Agreement; or

(s) agreed or committed to any of the foregoing.

4.7 No Undisclosed Liabilities. To the Seller’s Knowledge, Company has no Liabilities that are currently due and payable (and no basis exists for any such current Liability), except for (a) Liabilities under executory Contracts that are either listed on Schedule 4.13 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet and (c) current Liabilities incurred in the Ordinary Course of Business since the Interim Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

4.8 Title of Assets. Seller has, and it will transfer to the Company through the Conferment, good and marketable title to, or a valid leasehold interest in, every property or asset used by Seller related to the Division, purported to be owned by it, or shown on the Interim Balance Sheet or acquired by Seller or Company after the Interim Date (the “Assets”), free and clear of any Encumbrances except for Encumbrances imposed by Parent or Buyer and except for properties and assets disposed of in the Ordinary Course of Business since the Interim Date. The Assets include all tangible and intangible property and assets and liabilities, including those listed in Schedule 4.8, Material Contracts and Division Permits as of the Closing.

4.9 Tangible Personal Property; Condition of Assets. Schedule 4.9 lists all machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, and other items of tangible personal property (other than Inventory) owned by Seller and related to the Division (the “Tangible Personal Property”) and the net book value of each such item. To the Seller’s Knowledge, the buildings, plants, structures, Tangible Personal Property and other tangible assets that are owned or leased by Seller related to the Division and to be conferred to Company in the Conferment are structurally sound, free from material defects, in good operating condition and repair (normal wear and tear excepted) and suitable for the uses for which they are used in the Business. To the Seller’s Knowledge, none of such buildings, plants, structures, Tangible Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Tangible Personal Property or other tangible asset. All of the Tangible Personal Property owned or leased by Seller related to the Division and to be conferred to Company in the Conferment are located on the Real Property (except for those in transit or located temporarily at any worksite for purposes of the conduct of the Business).

4.10 Accounts Receivable; Accounts Payable.

(a) All Accounts Receivable as of the Closing Date represent or will represent valid obligations arising from goods or services actually sold by Company in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are and will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Interim Balance Sheet and the accounting records of Company as of the Closing Date, respectively, provided, however, that the foregoing shall not be construed as a guarantee of such collectability. The foregoing reserves are or will be adequate and calculated consistent with past practices. There is no contest, claim, or right to set-off, other than warranty work in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 4.10(a) contains a list of all Accounts Receivable as of the Interim Date, which list sets forth the aging of such Accounts Receivable.

(b) All Accounts Payable as of the Closing Date represent or will represent valid obligations arising from purchases or commitments actually made by Company in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Payable are and will be as of the Closing Date current and payable in accordance with their terms. There is no contest, claim, or right to set-off under any Contract with any obligee of an Account Payable relating to the amount or validity of such Account Payable.

4.11 Inventory. Except as disclosed in writing during Due Diligence One, the Inventory consists of a quality and quantity usable for its intended purpose or salable in the Ordinary Course of Business, except for slow-moving and obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the accounting records of Company. All Inventory not written off has been valued at the cost. Except for Inventory in transit or located temporarily at any worksite for purposes of the conduct of the Business, the Inventory is located at the Real Property. The Parties acknowledge that the consistency of the Inventory was not relevant for purposes of determining the Purchase Price and will not give rise to any adjustment of the Purchase Price or any right to reimbursement of Losses under Article IX (Indemnification).

4.12 Real Property. Company does not own, nor has ever owned, any real property. Schedule 4.12 lists all of the real property and interests therein leased, subleased or otherwise occupied or used by Seller regarding the Division and Company (with all easements and other rights appurtenant to such property, the “Real Property”). For each item of Real Property, Schedule 4.12 also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which Seller or Company holds a possessory interest in the Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”). The leasehold interest of Company with respect to each item of Real Property is free and clear of any

Encumbrances. Company is not a sublessor of, and has not assigned any lease covering, any item of Real Property. The Real Property constitutes all interests in real property currently used in connection with the Business necessary to conduct the Business in the Ordinary Course of Business. Leasing commissions or other brokerage fees due from or payable by Company with respect to any Lease have been paid in full.

4.13 Contracts.

(a) Schedule 4.13 lists the following Contracts to which Company is a party or by which Company is bound or to which any asset of Company is subject or under which Company has any rights or the performance of which is guaranteed by Company or under which Company is conducting any of the Business (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”): (i) each Contract (or series of related Contracts) that involves delivery or receipt of products or services of an amount or value in excess of €50.000 or that involves expenditures or receipts in excess of €50.000; (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including each Lease and License; (iii) each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or non-disclosure of any Intellectual Property; (iv) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (v) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vi) each Contract containing any covenant that purports to restrict the business activity of Company or limit the freedom of Company to engage in any line of business or to compete with any Person; (vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (viii) each power of attorney; (ix) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Company to be responsible for consequential or incidental damages; (x) each Contract (or series of related Contracts) for capital expenditures in excess of €50.000; (xi) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business; (xii) each Contract for Indebtedness; (xiii) each employment or consulting Contract; (xiv) each Contract to which Seller or any Related Person of Seller or of Company is a party or otherwise has any rights, obligations or interests; and (xv) each Contract not terminable without penalty on less than six months’ notice.

(b) Seller has delivered to Buyer a correct and complete copy of each written Material Contract. Each Material Contract, with respect to the Division, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. Each Material Contract, with respect to the other parties to such Material Contract, to Seller’s Knowledge, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. In operating the Business, Seller is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. To Seller’s Knowledge, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. No party to any Material Contract has repudiated any provision of any Material Contract.

(c) Seller has delivered to Buyer and/or Parent a true and correct executed copy of that certain License Agreement between Company and the European Commission dated September 21, 2015 (“European Commission Agreement”). Such European Commission Agreement is legal, valid, binding, enforceable, in full force and effect (subject to the execution of this Agreement) , subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. Company is not in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under such European Commission Agreement.

Buyer and Parent acknowledge that Seller has disclosed in Schedule 4.13 Seller’s agreements with its key suppliers for the Division and that Seller has disclosed to Parent in writing during Due Diligence One the possibility that certain current suppliers of Seller for the Division might not be able to meet Buyer’s demand for certain products related to the Division.

4.14 Intellectual Property.

(a) Seller owns and possesses or has the right to use pursuant to a valid and enforceable written Contract, all Intellectual Property listed in Schedule 4.14(c1).

(b) To the Knowledge of Seller or Company, neither Company nor Seller has interfered with, infringed upon, misappropriated, or violated any valid Intellectual Property rights of third parties in any respect, and the continued operation of the Business will not interfere with, infringe upon, misappropriate, or violate any valid Intellectual Property right or other valid proprietary rights of a third party or constitute unfair competition. Neither Seller, nor any of its Representatives has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller or Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, challenged, infringed upon, misappropriated, or violated any Intellectual Property rights of Seller related to the Division or Company.

(c) Schedule 4.14(c1) identifies (i) each patent, trademark, service mark, Internet domain name, and copyright registration which is owned by Seller related to the Division, (ii) each pending patent application or application for trademark, service mark, and copyright registration which Seller owns related to the Division, (iii) each license, sublicense, agreement, or other permission pursuant to which Seller has granted any rights to any third party with respect to any of its Intellectual Property (together with any exceptions) related to the Division and (iv) each license, sublicense, agreement or other permission pursuant to which Seller receives any rights from any third party with respect to Intellectual Property (together with any exceptions) related to the Division. Seller has delivered to Parent correct and complete copies of all such patents, trademark registrations, service mark registrations, Internet domain name registrations, and copyright registrations, patent applications, trademark applications, service mark applications, Internet domain name applications, copyright applications, Intellectual Property licenses (each a “License”), sublicenses, agreements, and permissions (as amended to date). Schedule 4.14(c1) also identifies each trade name or unregistered trademark, service mark, corporate name, copyrighted work and material Software item used by Seller in connection with the Business. Seller has made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Intellectual Property. There are no outstanding deadlines of any patent, copyright or trademark office (or any analogous office or registry anywhere in the world) in relation to such listed registrations or applications that will expire within three months of the Closing Date, with the exception of the deadlines listed in Schedule 4.14 (c2) Seller has all right, title and interest in and to, free and clear of any lien, license, or other Encumbrance, restriction or limitation regarding use and has the sole and exclusive right under (and none of its Affiliates has nor claims to have any individual right to use) all the Intellectual Property required to be disclosed on Schedule 4.14(c1) (subject to the terms and conditions of the applicable license agreements listed on Schedule 4.14(c1)), and such Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by Seller and Seller has not received any written claim challenging the validity or effectiveness of such Intellectual Property, and such Intellectual Property is, to the Seller’s Knowledge, valid and enforceable. Each item of Intellectual Property owned or used by Seller in conducting the Business immediately prior to the Closing as set forth on Schedule 4.14(c1) and all other Intellectual Property exclusively related to the Division will be owned or available for use by Buyer or Parent immediately subsequent to the Closing on identical terms and conditions as owned or used by Seller immediately prior to the Closing.

(d) Seller owns and possesses all proprietary Software set forth on Schedule 4.14(d) or has the right to use pursuant to a valid and enforceable written Contract, all Software set forth on Schedule 4.14(d), which constitutes all Software used by Seller in the operation of the Business.

(e) Seller has complied with all of its confidentiality obligations under each Contract to which Seller is a party related to the Division.

(f) All Intellectual Property owned (not licensed) by Seller related to the Division and all Software developed by Seller related to the Division or developed specifically for Seller regarding the Division on a work-for-hire basis, if any, was developed by (i) employees of Company or Seller (whether or not currently employed) within the scope of their employment; or (ii) current and former independent contractors who have entered into written agreements with Seller that assigned all right, title and interest in and to any Intellectual Property developed to Seller. Neither Seller nor, to Seller’s knowledge, any employee or independent contractor of Seller has entered into any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Intellectual Property owned by Seller related to the Division or requires Seller, or any employee or independent contractor thereof, to transfer, assign or disclose information concerning the Intellectual Property owned by Seller related to the Division to anyone other than Seller. No third party has any marketing rights with respect to or ownership interest in the Intellectual Property owned by Seller related to the Division. With the exception of any current or former independent contractors who assisted in developing components of the Software for Seller, no third party has or has had access to the source code of the Software related to the Division. Seller exclusively owns and possesses the documentation and source code with respect to Software owned by Seller related to the Division. Any Software developed by Seller related to the Division has not manifested any material operating problem which appears to be incapable of remediation in the Ordinary Course of Business of Seller related to the Division as currently conducted.

(g) With the exception of the Disabling Device described in Schedule 4.14(g), the Software related to the Division developed by or for Seller does not contain any Disabling Device including any limitations that are triggered by: (a) software being used or copied a certain number of times, or after the lapse of a certain period of time; (b) software being installed on or moved to a central processing unit or system that has a serial number, model number or other identification different from the central processing unit or system on which the software was originally installed; or (c) the occurrence or lapse of any similar triggering factor or event which appears to be incapable of remediation in the Ordinary Course of Business of Seller related to the Division as currently conducted. “Disabling Device” means any virus, worm, trap door, back door, timer, clock, counter, Trojan horse or other limiting routine, instruction or design that would erase data or programming or otherwise cause systems to become inoperable or incapable of being used in the full manner for which it was designed and created.

(h) With the exception of the software components under GPL license as listed in Schedule 4.14(i), Seller has not delivered, licensed or made available, and has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Software related to the Division developed for Seller to any Person who is not, as of the date of this Agreement, an employee of Seller.

(i) With the exception of the Software components listed in Schedule 4.14(i), Seller has not used, incorporated or embedded Open Source into any Software related to the Division, which Open Source requires, as a condition of such use, creation or distribution of such Software containing such Open Source: (a) the public disclosure of source code derived from, or incorporating, such Open Source software; (b) software derived from, or incorporating such Open Source software to also be made Open Source; or (c) the licensing of such Software royalty-free or at no charge for the purpose of permitting the creation of derivative works based upon such Software, or requires that the Software be redistributable at no charge. Except as set forth on Schedule 4.14(i), none of the components of the Software related to the Division constitutes a derivative work of any such Open Source, and none of the components of the Software related to the Division incorporate, link to (whether dynamically or statically), interface with or otherwise interact with any such Open Source in any manner that would require Company to distribute or make available to others the Software in source code form. Notwithstanding anything set forth in Article IX, the sole and exclusive remedy for any breach of the previous sentence shall be the remedy set forth in the last sentence of Section 8.2 (Transition). “Open Source” means any software or other material that is made generally available to the public, under “open source” licenses and without requiring the payment of any fees or royalties.

(j) (A) The proprietary components of the Software related to the Division are not subject to any transfer, assignment, source code escrow agreement, reversion, site, equipment, or other operational limitations. (B) Seller has not granted any other current, future or conditional rights, licenses or interests in or to the source code used or included in any proprietary component of the Software related to the Division. (C) Seller has not provided or disclosed the source code of any proprietary component of the Software related to the Division to any Person except current and former independent contractors assisting in developing components of the Software for Seller. Seller has maintained and protected the proprietary components of the Software related to the Division with appropriate proprietary notices (including notice of ownership to the extent owned), confidentiality and non-disclosure agreements and such other measures as reasonably necessary to properly protect and prevent disclosure to unauthorized parties of the proprietary, trade secret and/or confidential information contained therein. To Seller’s Knowledge, the proprietary components of the Software related to the Division are protectable under applicable copyright law and have not been forfeited to the public domain.

(k) Schedule 4.14(k) contains a complete and accurate list and summary description of all rights in social media corporate identifiers presently used or owned by Seller for use in connection with the Business, including Facebook pages and Twitter accounts. Seller owns or has the right to use all social media corporate identifiers or other account information necessary to access, transfer, use and update all of the foregoing, presently used or owned by Seller (collectively “Net Names”). All Net Names have been registered in the name of Seller or Company and are, and have been, to Seller’s Knowledge, in compliance with all applicable Laws. To Seller’s Knowledge, (a) no Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding; (b) no such action is threatened with respect to any Net Name; (c) no Net Name has been challenged, interfered with or threatened in any way; (d) no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

4.15 Tax.

(a) Company has filed all Tax returns which are required to be filed under its respective jurisdiction of incorporation within the applicable time limits, such returns have been correctly prepared and all Taxes due have been fully paid within the applicable time limits or adequately and specifically reserved for in the Financial Statements.

(b) As of the date of this Agreement, Seller has provided to Parent a true and correct copy of a Tax certificate issued by the relevant Italian tax authority attesting that no Tax claims are pending against Seller related to the Division or against Company.

4.16 Legal Compliance.

(a) Seller is, and since January 1, 2012 has been, in compliance in all material respects with all applicable Laws and Permits related to the Division. No Proceeding relating to the Division is pending, nor since January 1, 2012, has been filed or commenced, against Seller or Company alleging any failure to comply with any applicable Law or Permit. To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a material violation by Company of any Law or Permit. Seller or Company has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by Seller or Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by Seller or Company related to the Division.

(b) Seller has all Permits necessary to operate the Division as currently conducted and all such Permits are transferable (subject to the requirements applicable to the transfer of Seller’s CE mark related to the Division), valid and in full force and effect, are renewable for no more than a nominal fee and, to Seller’s Knowledge, there is no reason why such Permits will not be renewed.

4.17 Litigation. There is no Proceeding pending or, to Seller’s Knowledge, threatened, relating to or affecting (a) Seller in the operation of the Business, Company or the Division or any asset owned or used by any of them related to the Division or (b) the Transaction. To Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

4.18 Product and Service Warranties. Each product manufactured, sold, licensed, leased or delivered and each service provided by Seller related to the Division or Company has been in conformity with all applicable contractual commitments and all express and implied warranties in all material respects. Neither Seller with respect to the Division nor Company has had any Liability (and to the Seller’s Knowledge there is no pending or threatened Proceeding against Seller related to the Division or Company that could give rise to such Liability) for replacement or repair of any such product or service or other damages in connection therewith. No service is provided or product manufactured, sold, leased or delivered by Seller related to the Division or Company that is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale or lease. Seller has provided to Parent during Due Diligence One all Contracts which contain warranties extended beyond 12 months and (ii) all warranty claims made against Seller related to the Division or Company in excess of €50.000 since January 1, 2012. To the Seller’s Knowledge neither Seller nor Company has any Liability (and to the Seller’s Knowledge there is no pending or threatened Proceeding against Seller related to the Division or Company that could give rise to any Liability) related to the Division or the Business arising out of any injury to any individual or property as a result of any service provided or the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller or Company.

4.19 Environmental. Each of Seller and Company has complied and is in compliance with all Environmental Laws regarding the Division in all material respects. Seller has obtained and complied with, and is in compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities related to the Division and the operation of the Business. Seller has not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. None of the following exists at any property or facility currently leased or operated by Seller regarding the Division and none of the following existed at any property or facility previously owned, leased or operated by Seller regarding the Division at or before the time Seller or Company ceased to own or operate such property or facility: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments or disposal areas. Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. Neither this Agreement nor the Transaction will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws. Company has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. No facts, events or conditions relating to the past or present facilities, properties or operations of Company will prevent, hinder or limit continued compliance with any Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law, or give rise to any other Liabilities pursuant to any Environmental Law, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

4.20 Employees.

(a) With respect to each Employee, Seller has provided to Parent the name, job title, current rate of direct compensation, employer, date of commencement of employment, and sick and vacation leave (both number of days and Euro equivalent) that is accrued and unused. The Employees employed by Seller with respect to the Division, will be transferred to Company as part of the Conferment and constitute those Persons necessary to run the Business at Closing. To the Knowledge of Seller, no Employee has any plans to terminate employment with his or her employer.

(b) Seller has provided a copy of each collective bargaining agreement, pre-hire agreement or other agreement with any trade union, labor organization or representative of employees to which Company or Seller is currently or has ever been a signatory or party and which represents or seeks to represent any employee of Company related to the Division (the “Labor Agreements”). There has not been any demand to Company for recognition from any trade union, labor organization or representative of employees. There is no union organizational campaign, representation petition, certification application or other question concerning representation which is currently pending or, to Seller’s Knowledge, threatened with respect to any employees of Seller or Company related to the Division. There are no labor disputes existing or, to Seller’s Knowledge, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing or other interference with work of the Business. Seller and Company are in compliance with all of their Labor Agreements related to the Division and such agreements are in compliance with all applicable law.

(c) There are no pending, or to Seller’s Knowledge, threatened, Proceedings with respect to Seller or Company under any Laws relating to or arising out of any employment relationship with the Employees. Neither Seller nor Company is subject to any settlement or consent decree with any present or former employee, labor union or Governmental Body relating to claims of discrimination, wrongful practices or other claims in respect of employment practices and policies related to the Division.

(d) Seller is, and since January 1, 2012 has been, and Company is in compliance in all material respects with all Laws relating to the employment of labor, including Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, social security, labour and welfare, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the payment of all applicable Taxes and other required withholdings related to the Division. Seller has provided to Parent a true and correct copy of the Certificate showing that all payments required under Italian law to the Istituto Nazionale di Previdenza Sociale (“INPS”) for provision of employee benefit packages to the Employees have been made and there is no outstanding liability with respect thereto.

(e) All employees and former employees of Seller for the Division and the Company have been, or will have been on or before the Closing Date, paid in full for, or Seller shall have properly accrued for, all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them or that was accrued by them up to the Closing, payable in accordance with the obligations of Seller under any employment or labor practices and policies, or any collective bargaining agreement or individual agreement to which Seller or Company is a party, or by which Seller or Company may be bound.

(f) The statutory register entitled “Libro Unico del Lavoro” is up to date and all details concerning the Employees contained therein are true and accurate in all respects and not misleading.

(g) To Seller’s Knowledge, no employee, officer or director of Seller related to the Division or of Company is a party to or bound by any agreement that (1) could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of Seller related to the Division or of Company, (2) could adversely affect the ability of Seller or Company to conduct the Business, (3) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of Seller or Company or (4) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than Seller with respect to the Division or Company.

4.21 Transaction with Related Persons. For the past five years, neither any shareholder, officer, member, director or employee of Company or Seller, nor any Related Person of any of the foregoing has (a) owned any interest in any asset used in the Business, (b) been involved in any business or transaction with Seller regarding the Division or with Company or (c) engaged in competition with Seller regarding the Division or with Company. Neither any shareholder, officer, member, director or employee of Seller regarding the Division or Company nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, Seller regarding the Division or Company or (ii) has any Indebtedness owing to Seller regarding the Division or Company. Company does not have (A) any claim or right against any shareholder, officer, director or employee of Seller regarding the Division or of Company or any Related Person of any of the foregoing or (B) any Indebtedness owing to any shareholder, officer, member, director or employee of Seller regarding the Division or Company or any Related Person of any of the foregoing.

4.22 Indebtedness and Guaranties. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Seller regarding the Division or Company has been furnished to Parent. Neither Seller with respect to the Division or Company is a guarantor or otherwise liable for any Liability with respect to Indebtedness for borrowed money of any other Person.

4.23 Capital Expenditures There are no capital expenditures that Seller (with respect to the Division) or Company currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the Business following the Closing in the manner currently conducted.

4.24 Insurance. Seller has delivered to Parent true and complete copies of each Insurance Policy and each pending application of Seller (with respect to the Division). All premiums relating to the Insurance Policies have been timely paid. Schedule 4.24 describes self-insurance arrangements affecting Seller related to the Division, if any. With respect to the Division, Seller has been covered during the past ten years by insurance in scope and amount customary and reasonable for the Business in which it has engaged during such period. Seller is in compliance with all obligations relating to insurance created by Law or any Contract to which Seller is party with respect to the Division. Seller has delivered or made available to Parent copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy related to the Division.

4.25 No Acceleration of Rights and Benefits. Neither Seller nor Company has made, nor is Seller nor Company obligated to make, any payment to any Person in connection with the Transaction or any change of control of Company. No rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the Transaction.

4.26 No Brokers’ Fees. Neither Seller nor Company has Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transaction.

4.27 Data Privacy. In conducting the Business, Seller has not breached any of its data privacy obligations and Seller and Company are in compliance with all directives, laws, and regulations governing data privacy, including without limitation, d. lgs. no. 196/2003 titled “Codice in materia di protezione dei dati personali,” and related rules and regulations which went into effect on January 1, 2004, to properly collect, transfer, process, or otherwise handle personal data of data subjects, and to provide proper notification thereto, with respect to the Division.

4.28 Anti-bribery. Neither Seller in conducting the Business, nor Company nor, to the best knowledge of Seller, any director, officer, agent, employee or affiliate or any other person acting on behalf of Seller in conducting the Business has (i) violated or is in violation of any applicable anti-bribery laws and regulations, including but not limited to the Italian Anti-bribery Act and any modifications or revisions thereto; (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to anyone, including any foreign official; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; and Seller and Company have instituted and maintain and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with anti-corruption laws applicable to the Division and with the representation and warranty contained herein, and Seller and Company are in compliance with Law 231.

4.29 Disclosure. No representation or warranty contained in this Article IV and no statement in any Schedule related thereto, taken as a whole, as qualified by the materials and information made available in connection with Due Diligence One, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading.

4.30 Exclusivity of Representations. The representations and warranties made by Company in this Article IV, as qualified by the materials and information made available in connection with Due Diligence One, are the exclusive representations and warranties made by Company. The Company hereby disclaims any other express or implied representations or warranties. Each of Parent and Buyer acknowledge that it is not relying on any representations and warranties made by Company other than those representations and warranties set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND PARENT

Buyer, as applicable, and Parent, as applicable, each represents and warrants to Seller as follows, except as already disclosed in writing by Parent to Seller during Due Diligence Two:

5.1 Organization and Authority. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has been formed as a wholly-owned subsidiary of Parent for the purpose of entering into the Transaction. Each of Parent and Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by Parent and Buyer of each Transaction Document to which it is a party and the performance by Parent and Buyer of the Transaction have been duly approved by all requisite corporate action of Parent and Buyer. This Agreement constitutes the valid and legally binding obligation of each of Buyer and Parent, enforceable against each of Buyer and Parent as applicable, in accordance with the terms of this Agreement. Upon the execution and delivery by Buyer and Parent of each Transaction Document to which Buyer or Parent is a party, such Transaction Document will constitute the valid and legally binding obligation of Buyer and/or Parent, as applicable, enforceable against such party in accordance with the terms of such Transaction Document.

5.2 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transaction will, with or without notice or lapse of time: (a) violate any Law to which Buyer or Parent or Parent’s subsidiaries are subject; (b) violate any Organizational Document of Buyer or Parent; or (c) violate, conflict with, result in a material breach of, constitute a material default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Buyer or Parent is a party or by which Buyer or Parent is bound or the performance of which is guaranteed by Buyer or Parent.

5.3 TransEnterix Stock. The Securities Consideration have been duly and validly authorized and, when issued and delivered to and paid for by Seller in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and non-assessable and will conform to the descriptions thereof contained in Parent’s Registration Statement on Form 8-A filed with the SEC on April 7, 2014 (the “Form 8-A”); and the issuance of such shares of TransEnterix Stock is not subject to any preemptive or similar rights. Parent had, as of the date thereof, an authorized capitalization as set forth in its Form 10-Q (the “Form 10-Q”) for the quarter ended June 30, 2015. As of September 17, 2015, there are 84,559,403 shares of common stock and no shares of preferred stock outstanding. All of the issued and outstanding shares of capital stock of Parent have been duly and validly authorized and issued, are fully paid and non-assessable and conform to the descriptions thereof contained in the Form 10-Q or the Form 8-A, and none of the issued and outstanding shares of capital stock of Parent are subject to any preemptive or similar rights.

5.4 SEC Filings; Compliance with Exchange Act.

(a) Parent has timely filed all SEC Filings, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act. Except to the extent that information contained in any such SEC Filing has been revised, amended, supplemented or superseded by a subsequent SEC Filing, none of the SEC Filings including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Since the date of the latest unaudited financial statements included in the Form 10-Q, (a) neither Parent nor any subsidiary (including Buyer) has been advised of (1) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of Parent and each of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Parent and each of its subsidiaries, and (b) since that date, there has been no change in Parent’s or any subsidiary’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent’s or any such subsidiary’s internal control over financial reporting.

(c) Parent maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 (e) of the Exchange Act) that comply with the requirements of the Exchange Act, and such disclosure controls and procedures are effective.

5.5 No Brokers’ Fees. Parent and Buyer have no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transaction for which Seller could be liable.

5.6 Investment Intent. Buyer is acquiring the Interests purchased hereunder for its own account and not with a view to distribution of such Interests in violation of the Securities Act.

5.7 Financial Statements.

(a) The SEC Filings present fairly the financial condition of Parent as of and for their respective dates and periods covered thereby.

(b) Parent’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which it is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by it with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in its industry, (iv) form the basis for the SEC Filings and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of it. All computer-generated reports and other computer outputs included in its books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. Parent’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

(c) Except as set forth in the SEC Filings, to the Knowledge of Parent, there are no events of fraud, whether or not material, that involve management or other employees of Parent who have a significant role in Parent’s financial reporting.

5.8 No Undisclosed Liabilities. Except as set forth in the SEC Filings, Parent has no Liabilities (and no basis exists for any Liability), except for (a) Liabilities under executory Contracts excluding Liabilities for any breach of any executory Contract, and (b) Liabilities incurred in the ordinary course of its business since the prior SEC Filing (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

5.9 Tax Matters.

(a) Buyer has timely prepared and filed all Tax Returns required to have been filed by Buyer with the appropriate Governmental Body and timely paid all Taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of Buyer in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Buyer nor, to Buyer’s Knowledge, any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to Buyer, taken as a whole. All Taxes and other assessments and levies that Buyer is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Body or third party when due. There are no Tax liens or claims pending or, to Buyer’s Knowledge, threatened against Buyer or any of its assets or property. There are no outstanding tax sharing agreements or other such arrangements between Buyer and any other corporation or entity.

(b) Except as disclosed in the SEC Filings, Parent has timely prepared and filed all Tax Returns required to have been filed by Parent with the appropriate Governmental Body and timely paid all Taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of Parent in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Parent nor, to Parent’s Knowledge, any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to Parent, taken as a whole. All Taxes and other assessments and levies that Parent is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Body or third party when due. There are no Tax liens or claims pending or, to Parent’s Knowledge, threatened against Parent or any of its assets or property. There are no outstanding tax sharing agreements or other such arrangements between Parent and any other corporation or entity.

5.10 Intellectual Property.

(a) Parent or one of its Subsidiaries owns and possesses or has the right to use pursuant to a valid and enforceable written Contract, all Intellectual Property listed in Schedule 5.10(c).

(b) To Parent’s Knowledge, neither Parent nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or violated any valid Intellectual Property rights of third parties in any respect, and the continued operation of Parent’s and its Subsidiaries respective businesses will not interfere with, infringe upon, misappropriate, or violate any valid Intellectual Property right or other valid proprietary rights of a third party or constitute unfair competition. Neither Parent, nor any of its Subsidiaries, nor any of its or their respective Representatives, has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Parent or its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To Parent’s Knowledge, no third party has interfered with, challenged, infringed upon, misappropriated, or violated any Intellectual Property rights of Parent or any of its Subsidiaries.

(c) Schedule 5.10(c) identifies (i) each patent, trademark, service mark, Internet domain name, and copyright registration which is owned by Parent or its Subsidiaries, (ii) each pending patent application or application for trademark, service mark, and copyright registration which Parent or any of its Subsidiaries owns, (iii) each license, sublicense, agreement, or other permission pursuant to which Parent or any of its Subsidiaries has granted any rights to any third party with respect to any of its Intellectual Property (together with any exceptions) and (iv) each license, sublicense, agreement or other permission pursuant to which Parent or any of its Subsidiaries receives any rights from any third party with respect to Intellectual Property (together with any exceptions). Except as set forth in Schedule 5.10(c), Parent has made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Intellectual Property. Parent has all right, title and interest in and to, free and clear of any lien, license, or other Encumbrance, restriction or limitation regarding use and has the sole and exclusive right under (and none of Parent nor any of its Affiliates has nor claims to have any individual right to use) all the Intellectual Property required to be disclosed on Schedule 5.10(c) (subject to the terms and conditions of the applicable license agreements listed on Schedule 5.10(c)), and such Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by Parent or any of its Affiliates and Parent has not received any written claim challenging the validity or effectiveness of such Intellectual Property, and such Intellectual Property is valid and enforceable.

(d) Parent and each of its Subsidiaries has complied with all of its confidentiality obligations under each Contract to which it is a party.

(e) All Intellectual Property owned (not licensed) by Parent or any of its Subsidiaries and all commercially-ready software developed by Parent or any of its Subsidiaries or developed specifically for Parent or any of its Subsidiaries on a work-for-hire basis, if any, (“Parent Software”) was developed by (i) employees of Parent or its Subsidiaries (whether or not currently employed) within the scope of their employment; or (ii) current and former independent contractors who have entered into written agreements with Parent or its Subsidiaries that assigned all right, title and interest in and to any Intellectual Property developed to Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries nor to the knowledge of Parent and its Subsidiaries, any of their respective employees or independent contractors has entered into any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Intellectual Property owned by Parent or any of its Subsidiaries or requires Parent or any of its Subsidiaries, or any of their respective employees or independent contractors, to transfer, assign or disclose information concerning the Intellectual Property owned by Parent or any of its Subsidiaries to anyone other than Parent and its Subsidiaries. Except as set forth on Schedule 5.10(e), no third party has any marketing rights with respect to or ownership interest in the Intellectual Property owned by Parent or any of its Subsidiaries or has or has had access to the source code of the Parent Software. Except as set forth on Schedule 5.10(e), Parent or its Subsidiaries exclusively own and possesses the documentation and source code with respect to Parent Software. Any Parent Software has not manifested any material operating problem which appears to be incapable of remediation in the ordinary course of business of Parent and its Subsidiaries as currently conducted.

(f) The Parent Software, if any, does not contain any Disabling Device including any limitations that are triggered by: (a) software being used or copied a certain number of times, or after the lapse of a certain period of time; (b) software being installed on or moved to a central processing unit or system that has a serial number, model number or other identification different from the central processing unit or system on which the software was originally installed; or (c) the occurrence or lapse of any similar triggering factor or event which appears to be incapable of remediation in the Ordinary Course of Business of Parent.

(g) Neither Parent nor any of its Subsidiaries has delivered, licensed or made available, or has a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Parent Software to any Person who is not, as of the date of this Agreement, an employee of Parent or any of its Subsidiaries.

(h) Neither Parent nor any of its Subsidiaries has used, incorporated or embedded Open Source into any Parent Software, which Open Source require, as a condition of such use, creation or distribution of such software containing such Open Source: (a) the public disclosure of source code derived from, or incorporating, such Open Source software; (b) software derived from, or incorporating such Open Source software to also be made Open Source; or (c) the licensing of such software royalty-free or at no charge for the purpose of permitting the creation of derivative works based upon such software, or requires that the software be redistributable at no charge. Except as set forth on Schedule 5.10(h), none of the Parent Software constitutes a derivative work of any such Open Source, nor does any of such software incorporate, link to (whether dynamically or statically), interface with or otherwise interact with any such Open Source in any manner that would require the Parent or any of its Subsidiaries to distribute or make available to others the software in source code form.

(i) Except as set forth on Schedule 5.10(i), (A) the Parent Software are not subject to any transfer, assignment, source code escrow agreement, reversion, site, equipment, or other operational limitations; (B) neither Parent nor any of its Subsidiaries has granted any other current, future or conditional rights, licenses or interests in or to the source code used or included in any proprietary component of the Parent Software; and (C) neither Parent nor any of its Subsidiaries has provided or disclosed the source code of any proprietary component of the Parent Software, except current and former independent contractors assisting in developing components of the Parent Software for Parent or any of its Subsidiaries. Each of Parent and its Subsidiaries has maintained and protected the proprietary components of the Parent Software with appropriate proprietary notices (including notice of ownership to the extent owned), confidentiality and non-disclosure agreements and such other measures as reasonably necessary to properly protect and prevent disclosure to unauthorized parties of the proprietary, trade secret and/or confidential information contained therein. Except as set forth on Schedule 5.10(i), to the knowledge of Parent and its Subsidiaries, the Parent Software are protectable under applicable copyright law and have not been forfeited to the public domain.

5.11 Legal Compliance. Except as set forth in the SEC Filings, each of Parent and its Subsidiaries is and since January 1, 2012 has been in compliance in all material respects with all applicable Laws and Permits. No Proceeding is pending, nor has been filed or commenced, against Parent or any of its Subsidiaries alleging any failure to comply with any applicable Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a material violation of any Law or Permit. Neither Parent nor any of its Subsidiaries has received any notice or other communication from any Person regarding any actual, alleged or potential violation of any Law or Permit or any cancellation, termination or failure to renew any Permit held by Parent or any of its Subsidiaries.

5.12 Litigation. Except as set forth in the SEC Filings, there is no Proceeding pending or, to Parent’s Knowledge, threatened, relating to or affecting (a) Parent or any of its Subsidiaries in the operation of their respective businesses or any asset owned or used by any of them or (b) the Transaction. To Parent’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

5.13 Indebtedness and Guaranties. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Parent and its Subsidiaries has been furnished to Seller via the SEC Filings. Except as specifically described in the SEC Filings, neither Parent nor any of its Subsidiaries is a guarantor or otherwise liable for any Liability with respect to Indebtedness for borrowed money of any other Person.

5.14 Data Privacy. Parent is putting into place and will, as of the Closing Date, have in place policies and certifications with respect to its (and its Subsidiaries’) obligations to comply with U.S. - E.U. Safe Harbor Framework published by the U.S. Department of Commerce regarding the processing of personal information transferred from the EU to the United States.

5.15 Anti-bribery. Neither Parent nor any of its Subsidiaries (including Buyer), or, to the Knowledge of Parent, any director, officer, agent, employee or other person associated with or acting on behalf of Parent or any of its Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

5.16 Real Property. Neither Parent nor any of its Subsidiaries owns any real property. Schedule 5.16 lists all of the real property and interests therein leased, subleased or otherwise occupied or used by Parent and its Subsidiaries (with all easements and other rights appurtenant to such property, the “Parent Real Property”). For each item of Parent Real Property, Schedule 5.16 also lists the lessor, the lessee, the lease term, the lease rate, and the Lease pursuant to which Parent or any of its Subsidiaries holds a possessory interest in the Real Property and all amendments, renewals, or extensions thereto. Leasing commissions or other brokerage fees due from or payable by Parent with respect to any Lease have been paid in full.

5.17 Subsidiaries. Except as set forth in Schedule 5.17, Parent represents and warrants that each subsidiary of Parent (each, a “Subsidiary”) has been duly incorporated (or organized) and is validly existing as a corporation (or other organization) in good standing under the laws of the jurisdiction of its incorporation (or organization), with power and authority to own, lease and operate its properties and conduct its business, and has been duly qualified as a foreign corporation (or other organization) for the transaction of business and is in good standing under the laws of each other jurisdiction in which its owns or leases properties or conducts any business so as to require such qualification, except where the failure so to qualify or be in good standing would not have a Material Adverse Effect. All of the issued and outstanding capital stock (or other ownership interests) of each Subsidiary has been duly and validly authorized and issued, is fully paid and non-assessable and is owned by the Parent, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

5.18 Insurance. Parent and each of its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which it is engaged; neither Parent nor any of its Subsidiaries has been refused any insurance coverage sought or applied for. Parent has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

5.19 Absence of Changes. Parent represents and warrants that, since June 30, 2015, neither Parent nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as disclosed in writing in Due Diligence Two. Since June 30, 2015, (1) there has not been any change in the capital stock or long-term debt of Parent or any of its Subsidiaries, (2) there has not been a Material Adverse Effect, nor any development which could reasonably be expected to result in a Material Adverse Effect, and (3) there have been no transactions entered into by, and no obligations or Liabilities, contingent or otherwise, incurred by Parent, which are material to Parent.

5.20 Permits. Parent and each of its Subsidiaries possess all permits, licenses, approvals, consents and other authorizations (collectively, “Parent Permits”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by it. Parent and each of its Subsidiaries is in compliance with the terms and conditions of all such Parent Permits and all of the Parent Permits are valid and in full force. and effect, except, in each case, where the failure to hold such Permits or to comply with such Parent Permits or where the invalidity of such Parent Permits or the failure of such Parent Permits to be in full force and effect, individually or in the aggregate, are not material to Parent and its Subsidiaries, taken as a whole. Parent has not received any written notice of proceedings relating to the revocation or material modification of any such Parent Permits. No suspension, revocation or cancellation of any Parent Permit is pending or, to the Knowledge of Parent, threatened, except for such noncompliance, suspensions or cancellations with respect to such Parent Permits that, individually or in the aggregate, are not material to Parent and its Subsidiaries, taken as a whole.

5.21 Disclosure. No representation or warranty contained in this Article V and no statement in any Schedule related thereto, taken as a whole, as qualified by the materials and information made available in connection with Due Diligence Two, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading.

5.22 Assets. With respect to the machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by Parent or any of its Subsidiaries, Parent or one of its Subsidiaries owns, or has a valid leasehold interest in, all such assets free and clear of all Encumbrances, except as set forth on Schedule 5.22, and such assets are in good operating condition (normal wear and tear excepted). The assets owned or leased by Parent constitute all of the personal property reasonably necessary for Parent to carry on the Parent Business. For purposes of clarity, this Section 5.22 does not relate to real property (as neither Parent nor any of its Subsidiaries own any Real Property) or Intellectual Property (such items being the subject of Section 5.10).

5.23 Environmental Matters. Except as would not reasonably be expected to result in a material liability to Parent and its Subsidiaries, taken as a whole, (i) Parent and each of its Subsidiaries is in compliance with all Environmental Laws; (ii) Parent and its Subsidiaries have not received any written notice of any claim or order alleging Parent’s or any of its Subsidiaries’ violation of, or liability under any Environmental Law which has not heretofore been cured; and (iii) there is no action or proceeding pending, or to the Knowledge of Parent, threatened against Parent or its Subsidiaries alleging Parent’s or its Subsidiaries’ failure to comply with Environmental Laws. The parties agree that the only representations and warranties of Parent in this Agreement which relate to Environmental Laws or Hazardous Substances are those contained in this Section 5.23.

5.24 Contracts.

(a) Schedule 5.24 sets forth a list of all Parent Material Contracts to which Parent or any of its Subsidiaries is a party or is bound by as of the date hereof.

(b) Each Parent Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. Each Material Contract, with respect to the other parties to such Material Contract, to Parent’s Knowledge, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. In operating the Parent Business, neither Parent nor any Subsidiary is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Parent Material Contract. To Parent’s Knowledge, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Parent Material Contract. No party to any Parent Material Contract has repudiated any provision of any Parent Material Contract.

5.25 FDA Compliance.

(a) Except as set forth in Schedule 5.25(a), the operation of the Parent Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of Parent Products, is and, during the three (3) year period ending on June 30, 2015 has been, in material compliance with all applicable Laws and Parent Permits (as defined below).

(b) Except as set forth in Schedule 5.25(b), during the three (3) year period ending on June 30, 2015, Parent has not had any product or manufacturing site subject to a Governmental Body (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Body notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of Parent, requests or requirements to make changes to Parent Products that if not complied with would reasonably be expected to result in a material liability to Parent, or similar correspondence or written notice from the FDA or other Governmental Body in respect of the Parent Business and alleging or asserting noncompliance with any applicable Laws, Parent Permits or such requests or requirements of a Governmental Body, and, to the Knowledge of Parent, neither the FDA nor any Governmental Body is considering such action.

(c) To the Knowledge of Parent, neither Parent nor any Subsidiaries is the subject of any pending or threatened investigation in respect of Parent or Parent Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(d) Neither Parent, nor to the knowledge of Parent, any officer, employee, consultants, contractors, clinical investigators or agent of Parent or its Subsidiaries has been (i) debarred, or convicted of any crime that would reasonably be expected to result in debarment, under 21 U.S.C.

Section 335a or any similar state or foreign Law or (ii) excluded, or convicted of any crime that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a–7, or in each case any similar state or foreign applicable Law.

(e) Neither Parent nor any of its Subsidiaries, nor, to the knowledge of the Parent, any of their respective managers, directors, officers, agents, or employees acting on behalf of or in the name of Parent or any of its Subsidiaries have, in any material way: (i) offered or used any corporate funds for any unlawful contribution to any political campaign or activity; (ii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable equivalent Laws concerning bribing a foreign public official and the accuracy of books and records; or (iii) offered or given any bribe, kickback or other payment or remuneration to any healthcare professional in violation of applicable Laws.

5.26 Exclusivity of Representations. The representations and warranties made by Parent and Buyer in this Article V, as qualified by the materials and information made available in connection with Due Diligence Two, are the exclusive representations and warranties made by Parent and Buyer. Parent and Buyer each hereby disclaims any other express or implied representations or warranties. Each of Seller and Company acknowledge that it is not relying on any representations and warranties made by Parent or Buyer other than those representations and warranties set forth in this Article V.

ARTICLE VI

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing:

6.1 Best Efforts. Each Party will use its best efforts to take all actions necessary, proper or advisable in order to perform the Transaction (including satisfaction, but not waiver, of the closing conditions set forth in Article VII).

6.2 Consents and Approvals. As promptly as practicable after the date hereof, each Party will, and Seller will cause Company to, and Parent will cause Buyer to, make all filings required by Law to be made by them in order to perform the Transaction contemplated to be performed on or before the Closing Date. Each Party will, and Seller will cause Company to, and Parent will cause Buyer to, cooperate with the other Parties and their respective Representatives with respect to all filings that such other Parties make in connection with the Transaction. As promptly as practicable after the date hereof, each Party, and Seller will cause Company to, and Parent will cause Buyer to, solicit the Consents set forth in this Agreement (including the Consents on Schedule 4.6), but not prior to Parent’s approval of the form and substance of each Consent to be obtained by Seller or Company, which approval will not be unreasonably withheld or delayed. Each Party will, and Seller will cause Company to, and Parent will cause Buyer to, use its best efforts (at such Party’s expense), and the other Parties will cooperate in all reasonable respects, to obtain prior to the Closing all such Consents; provided, however, that such cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit.

6.3 Operation of Business. Seller and Company will, and Seller will cause Company to: (a) conduct the business of Company only in the Ordinary Course of Business; (b) use their best efforts to maintain the businesses, properties, physical facilities and operations of Company, preserve intact the current business organization of Company, keep available the services of the current officers, employees and agents of Company, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with Company; (c) confer with Buyer concerning matters of a material nature to Company; and (d) confer with Buyer with respect to, and provide Buyer with copies of, Tax Returns before filing and refrain from making any material new election with respect to Taxes. Seller and Company will not, and Seller will cause Company not to, engage in any practice, take any action, fail to take any action, or enter into any transaction as a result of which any change or event listed in Section 4.6 is likely to or does occur.

6.4 Notice of Developments.

(a) Seller and Company will immediately notify Buyer in writing of (i) any fact or condition existing prior to or on the date hereof that constitutes a breach of any representation or warranty of Seller or Company in this Agreement and (ii) any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty of Seller or Company in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition.

(b) If any fact or condition that is required to be disclosed pursuant to subsection (a) above would result in the failure of the conditions set forth in Section 7.1(a)(i) or Section 7.1(b)(i) to be satisfied, then Company and/or Seller, as applicable, shall promptly deliver to Buyer an update to the Schedules specifying such change. Except as contemplated by Section 7.1(a)(i) and Section 7.1(b)(i), no such update shall be deemed to supplement or amend the Schedules for the purpose of (i) determining the accuracy of any of the representations or warranties made by Company or Seller in this Agreement or (ii) determining whether any of the conditions set forth in Article VII have been satisfied.

6.5 Exclusivity.

(a) Seller and Company will not, and will cause their respective Representatives not to, and Seller will cause Company and its Representatives not to, directly or indirectly: (i) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or assets (other than the sale of Inventory in the Ordinary Course of Business) of Company, the Business or the Division, or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving Company, the Business or the Division, (in each case, an “Acquisition Proposal”); or (ii) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes an Acquisition Proposal, Seller and Company will immediately notify Parent of such Acquisition Proposal and all related details. Seller hereby agrees that Seller will not vote its Interests in favor of any transaction associated with an Acquisition Proposal.

(b) Parent and Buyer will not, and will cause their respective Representatives not to, and Parent will cause Buyer and its Representatives not to, directly or indirectly: (i) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Seller and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or assets (other than the sale of Inventory in the Ordinary Course of Business) of Parent, or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving Parent or its business (in each case, “Buyer Acquisition Proposal”); or (ii) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes a Buyer Acquisition Proposal, Parent and Buyer will immediately notify Seller of such Buyer Acquisition Proposal and all related details. Parent hereby agrees that Parent will not vote its shares in favor of any transaction associated with a Buyer Acquisition Proposal.

6.6 Confidentiality, Press Releases and Public Announcements. Each Party will, and will cause its respective Representatives to, maintain in confidence all information received from another Party or a Representative of another Party in connection with this Agreement or the Transaction, unless (a) such information is already known to the receiving Party or its Representatives, (b) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transaction (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure) or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party will use its best efforts to advise the other Parties prior to making the disclosure). Seller and Buyer will consult with each other concerning the means by which any employee, customer or supplier of Company or any other Person having any business relationship with Company will be informed of the Transaction, and Buyer will have the right to be present for any such communication.

6.7 Manager and Auditors. Seller shall:

(a) cause the sole director of Company to resign or otherwise cease from office on or before the Closing Date with effect from Closing and to deliver to Buyer a resignation letter in the form set out in Exhibit K confirming that he has no claims against Company for compensation for termination, loss of office, unpaid remuneration or otherwise;

(b) cause the members’ meeting of Company to be validly held at, or prior to, Closing for the purpose of electing a new sole director, and revoking all bank mandates and signing authorities in relation to those persons who have ceased from office pursuant to Section 6.7(a), all in accordance with Buyer’s instructions to be notified to Seller not later than three (3) Business Days prior to the Closing Date.

6.8 No Changes. Parent shall not amend its charter or bylaws, make any changes to its capital structure or issue additional equity securities other than compensatory stock options and it shall operate its business in the Ordinary Course of Business.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to perform the Transaction contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by Buyer, of each of the following conditions:

(a) (i) all of the representations and warranties of Seller in Article III must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) Seller must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) Seller must deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming satisfaction, with respect to Seller, of the conditions in clauses (i) and (ii) above;

(b) (i) all of the representations and warranties of Company and Seller in this Agreement (other than in Article III) must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty (A) contains a materiality or Material Adverse Effect qualification, in which case such representation or warranty must have been and must be accurate in all respects or (B) is made as of an earlier specific date, in which case such representation or warranty must have been and must be accurate in all respects as of such date, (ii) Company and Seller must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing; and (iii) Seller must deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming satisfaction of the conditions in clauses (i) and (ii);

(c) on the Closing Date, the Company shareholder meeting shall authorize by resolution an increase of capital and Seller shall subscribe as capital increase the Conferment in kind of the Division on the basis of the Appraisal prepared by the Accounting Expert. Seller shall deliver the minutes of the Company shareholders meeting to the notary jointly selected by Buyer and Seller;

(d) each of the following documents must have been delivered to Buyer and dated as of the Closing Date (unless otherwise indicated):

(i) a certification by the notary as to the transfer from Seller to Buyer of all of the Interests, free and clear of any Encumbrances, in form and substance reasonably satisfactory to Buyer;

(ii) the minute books;

(iii) the Escrow Agreement, executed by Seller, Buyer, and the Escrow Agent;

(iv) the Services Agreement, executed by Buyer and Seller;

(v) the Lock-up Agreement, executed by Parent and Seller;

(vi) the Registration Rights Agreement, executed by Parent and Seller;

(vii) executed releases from Seller and the sole director of Company, in form and substance reasonably satisfactory to Buyer;

(viii) executed releases and resignations from Company and the sole director of Company (including a release of all claims against Company for compensation for termination, loss of office, unpaid remuneration or otherwise), in form reasonably acceptable to Parent;

(ix) resolutions of a members’ meeting of Company held for the purpose of electing a new sole director, and revoking all bank mandates and signing authorities in relation to those persons who have ceased from office, all in accordance with Buyer’s instructions to be notified to Seller;

(x) a certificate of the sole director of Company, in form and substance reasonably satisfactory to Buyer, certifying that with respect to it (A) attached thereto are a true, correct and complete copy of (1) its certificate of formation and its bylaws, (2) to the extent applicable, resolutions duly adopted by the sole director and member in a form reasonably acceptable to Buyer authorizing the performance of the Transaction and the execution and delivery of the Transaction Documents to which it is a party and (3) a copy of the Company’s last survey as of a recent date of it (B) the resolutions referenced in subsection (A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect its existence or good standing in Italy; and

(xi) such other documents as Buyer may reasonably request in good faith for the purpose of (A) evidencing the accuracy of Seller’s and Company’s representations and warranties, (B) evidencing Seller’s and Company’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by Seller and Company, or (C) evidencing the satisfaction of any condition referred to in this Section 7.1;

(e) each Consent listed in Schedule 4.6 must have been obtained, delivered to Buyer or Seller, as applicable, be in full force and effect and be in the form approved by Buyer, as applicable, and Seller shall have paid any amounts necessary to obtain any and all such consents;

(f) there must not be any Proceeding pending or threatened against Buyer or Seller or any of their respective Affiliates that (i) challenges or seeks damages or other relief in connection with the Transaction or (ii) may have the effect of preventing, delaying, making illegal or interfering the Transaction;

(g) the Conferment shall have taken place in accordance with applicable Law; and

(h) the performance of the Transaction must not, directly or indirectly, with or without notice or lapse of time, violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof.

7.2 Conditions to Seller’s Obligations. Seller’s obligations to perform the Transaction contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by Seller, of the following conditions:

(a) (i) all of the representations and warranties of Buyer and Parent in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) Buyer and Parent must have performed and complied with all of their covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) Buyer must deliver to Seller at the Closing a certificate, in form and substance reasonably satisfactory to Seller, confirming satisfaction of the conditions in clauses (i) and (ii) above;

(b) each of the following documents must have been delivered to Seller:

(i) the Escrow Agreement, executed by Buyer and the Escrow Agent;

(ii) the Lock-up Agreement;

(iii) the Services Agreement; and

(iv) the Registration Rights Agreement.

(c) Seller will have obtained evidence of Buyer’s available funds for the payment of the First Tranche;

(d) The sale of the Interests by Seller to Buyer will not violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof;

(e) There must not be any Proceeding pending or threatened against Buyer or Seller or any of their respective Affiliates that (i) challenges or seeks damages or other relief in connection with the Transaction or (ii) may have the effect of preventing, delaying, making illegal or interfering the Transaction;

(f) The performance of the Transaction must not, directly or indirectly, with or without notice or lapse of time, violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof;

(g) Buyer will have provided written confirmation of irrevocable wiring instructions to transfer to Seller funds held by Buyer or Parent in an account in Italy for the payment of the First Tranche in accordance with this Agreement; and

(h) Seller shall have received (i) the Securities Consideration (other than shares of the Escrowed Stock) registered in the name of Seller, together with a letter from Parent regarding issuance of the Securities Consideration in form and substance in line with market practice and reasonably satisfactory to Seller where the Parent acknowledges that the issuance of the shares is done in connection with the Purchase Price due by Buyer and pursuant to article 1180 of Italian Civil Code, and (ii) the First Tranche from TransEnterix Surgical, Inc. with a letter from Parent in form and substance in line with market practice and reasonably satisfactory to Seller where Parent acknowledges that the payment of the First Tranche is done in connection with the Purchase Price due by Buyer and pursuant to article 1180 of Italian Civil Code.

ARTICLE VIII

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

8.1 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Company or the Business, then upon the request of such Party each other Party will cooperate with the requesting Party and its counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The requesting Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Section 9.1 without regard to Section 9.4).

8.2 Transition. Seller, Buyer and Parent will not take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of Company from maintaining the same relationships with Company after the Closing as the Company maintained prior to the Closing. Seller will refer all inquiries relating to the Business to Buyer and Company from and after the Closing. In the event of a breach of the antepenultimate sentence of Section 4.14(i) during the one year following the Closing that would require the distribution or disclosure to third parties of the Software in source code form pursuant to an Open Source license, Seller shall reimburse the Buyer, Parent or Company for its reasonable and documented costs and expenses incurred in revising or amending the Software to prevent such distribution or disclosure, up to an aggregate of Euro 100.000.00.

8.3 Confidentiality. Seller will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of Buyer and Company, except in connection with this Agreement or with the prior written consent of Buyer. The covenants in this Section 8.3 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by Seller or any of its Affiliates or Representatives or, to the Knowledge of Seller, breach by any other Person of a duty of confidentiality to Buyer or (b) Seller is required to disclose by applicable Law; provided, however, that Seller will notify Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with Buyer to limit the scope of such disclosure. At any time that Buyer may request, Seller will, and will cause its Affiliates and Representatives to, turn over or return to Buyer all Confidential Information in any form (including all copies and reproductions thereof) in its possession or control.

8.4 Employment Matters; Non-competition Agreements.

(a) At or after the Closing, Parent shall provide to each of the Employees of Seller, a letter of employment reasonably acceptable to Parent, provided that Seller’s management shall have used its reasonable best efforts to assist Parent to retain those individuals up to the Closing.

(b) Parent shall not dismiss (and shall cause Buyer and Company to not dismiss) any of the Key Employees who are retained by Parent, Buyer or Company, for a period of three (3) years following the Closing other than for just cause, as such is defined in the respective employment agreements between such Key Employees and Buyer. Parent will consider implementing an equity incentive program for the Employees. Compensation (including base compensation, bonus/incentive compensation and benefits) for the Employees shall be no less favorable than (i) Company’s employees’ current compensation or (ii) similarly situated employees of Parent. The Employees shall receive seniority credit for purposes of compensation and participation in Parent’s incentive program and benefit plans.

(c) Seller agrees that for a period of three (3) years from the Closing, neither it nor any of its Affiliates or Representatives will (i) hire any of the Key Employees retained by Buyer or (ii) solicit or induce any employee, commissioned salesperson or consultant of Buyer or Company to terminate his or her employment or contractual relationship with Buyer or Company or make any offer of employment or engagement to such person; provided, however, that the foregoing (ii) shall not prohibit Seller or any Affiliate thereof from making general solicitations for employment to the public that are not specifically targeted at such employees, commissioned salespersons or consultants (in which case Seller shall promptly notify Buyer) or from hiring any such individual who voluntarily and without solicitation from Seller or any Affiliate thereof (other than a permitted general solicitation and subject to notification from Seller to Buyer as described above) contacts Seller or any Affiliate thereof in order to obtain employment or other contractual engagement. Seller acknowledges and represents that the covenants and agreements in this section are reasonable and necessary for the protection of Buyer and are an essential inducement to Buyer to enter into the Transaction.

(d) Parent agrees that for a period of three (3) years from the Closing, neither it nor any of its Affiliates or Representatives will hire, solicit or induce any employee, commissioned salesperson or consultant of Seller to terminate his or her employment or contractual relationship with Seller or make any offer of employment or engagement to such person; provided, however, that the foregoing shall not prohibit Parent or any Affiliate thereof from making general solicitations for employment to the public that are not specifically targeted at such employees, commissioned salespersons or consultants or from hiring any such individual who voluntarily and without solicitation from Parent or any Affiliate thereof (other than a permitted general solicitation as described above) contacts Parent or any Affiliate thereof in order to obtain employment or other contractual engagement. Parent acknowledges and represents that the covenants and agreements in this section are reasonable and necessary for the protection of Seller and are an essential inducement to Seller to enter into the Transaction.

(e) Seller and Parent each hereby agrees that the covenants in this Agreement are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by Parent and the substantial knowledge and goodwill Seller has acquired with respect to the Business. Notwithstanding the foregoing, in the event that at the time of enforcement of any provision of this Section 8.4 a court or other tribunal will hold that the restrictions in this Section 8.4 are unreasonable or unenforceable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

(f) The Parties agree that in the event of any breach by a Party of any of the provisions of this Section 8.4, money damages would be inadequate and the non-breaching Party would have no adequate remedy at law. Accordingly, notwithstanding anything to the contrary contained in this Agreement (including Article IX), the Parties agree that non-breaching Party will have the right, in addition to any other rights and the obligations under this Section 8.4, to seek an adequate remedy for such, not only by an action for damages but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 8.4.

8.5 Delivery of Financials. Within the first four (4) weeks immediately following the Closing, Seller shall deliver to Parent and Buyer the financial statements and cash flow for the Division for 2013 and 2014.

8.6 Seller’s Payment to Supplier. Within fifteen (15) days from the Closing, the Seller shall provide Buyer with a verification of payment of a sum in the amount of Euro 400,000.00 due to the supplier indicated in Schedule 8.6, provided that the agreement between Seller and such supplier shall have been transferred or assigned to Buyer at Closing as part of the Transaction, and provided further that Seller shall indemnify Buyer and Parent for and against any liabilities, costs, and claims related to such payment and/or the transfer or assignment of such agreement.

8.7 Forfeiture of Escrowed Stock. SELLER ACKNOWLEDGES THAT A MATERIAL BREACH BY SELLER OF SECTIONS 8.3 OR SECTION 8.4(c) OF THIS ARTICLE VIII WILL RESULT IN THE FORFEITURE BY SELLER OF ANY ESCROWED STOCK THEN REMAINING (AND NOTWITHSTANDING THE PROVISIONS OF SECTION 9.8), AND RELEASES ANY CLAIM AGAINST BUYER AND COMPANY OR THEIR RESPECTIVE AFFILIATES FOR ANY FORFEITED ESCROWED STOCK.

8.8 Use of Name. Seller will cease to use and will not grant any license to use any name containing any combination of the terms “TELELAP ALF-X”, “ALF-X”, or any name, slogan, logo or trademark that is similar to any of the trademarks acquired by Buyer pursuant hereto and will take such actions as Buyer may reasonably request to enable Buyer and its Affiliates to use such name, slogan, logo or trademark. Buyer may refer to the Business as formerly being Seller’s.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Seller. After the Closing and subject to the terms and conditions of this Article IX:

(a) Seller will indemnify and hold harmless Parent, Buyer, Company and any subsidiaries and their respective Affiliates (other than Seller and Seller’s Related Persons) and Representatives (other than Seller) (collectively, “Buyer Indemnitees”) from, and pay and reimburse each Buyer Indemnitee for, all Losses directly relating to or arising from: (i) any breach or inaccuracy of any representation or warranty made by Seller in Article III or of any certificate delivered by Seller pursuant to Section 7.1(a) or (ii) any breach of any covenant or agreement of Seller in this Agreement.

(b) Seller will indemnify and hold harmless each Buyer Indemnitee from, and pay and reimburse each Buyer Indemnitee for, all Losses directly relating to or arising from: (i) any breach or inaccuracy of any representation or warranty made by Seller or Company in this Agreement (other than in Article III) or of any certificate delivered pursuant to Section 7.1 (other than Section 7.1(a)) delivered by Seller to Buyer prior to the Closing Date); or (ii) any breach of any covenant or agreement of Company in this Agreement.

(c) The Parties acknowledge that Seller will not indemnify and hold harmless Parent, Buyer or Company for any claims raised by them in connection with value of the Assets, other than on account of a breach of the representations set forth in Section 4.10(a) with respect to the Accounts Payables included in the Interim Balance Sheet.

9.2 Indemnification by Buyer and/or Parent. After the Closing, subject to the terms and conditions of this Article IX, Buyer and Parent will jointly and severally indemnify and hold harmless Seller, Seller’s Affiliates and each of Seller’s and its Affiliates’ Representatives (collectively, “Seller Indemnitees”) from, and pay and reimburse each Seller Indemnitee for, all Losses directly relating to or arising from: (a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by Buyer or Parent, as applicable, in this Agreement or pursuant to any certificate delivered by Buyer pursuant to Section 7.2; or (b) any breach of any covenant or agreement of Buyer in this Agreement. For purposes of clarity, the provisions of this Section 9.2 shall not apply to the payment of the Purchase Price by Buyer.

9.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of Buyer, Company and Seller in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. If the Closing occurs, Seller will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless Buyer notifies Seller of such a claim in writing on or before September 21, 2017; provided, however, that (a) any claim relating to Section 4.20 (employee benefits) may be made at any time until September 21, 2020 (b) any claim relating to Section 4.15 or Section 5.9, as applicable (taxes) may be made at any time until the date 90 days after the expiration of the statute or period of limitations (including any extension of such statute or period of limitations) applicable to Third-Party Claims with respect thereto, and provided further that any claim for fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time. If the Closing occurs, neither Parent nor Buyer will have any Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless Seller notifies Buyer of such a claim in writing on or before September 21, 2017; provided, however, that any claim relating to fraud or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time (subject to the applicable statute of limitations). If Buyer or Seller, as applicable, provides proper notice of a claim within the applicable time period set forth above, liability for such claim will continue until such claim is resolved.

9.4 Limitations on Indemnification.

(a) Buyer and Parent will have no Liability with respect to the matters described in Section 9.2:

(i) unless with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) for indemnification under such Section, such claim (or series of related claims) involves Losses in excess of €50.000 (the “Claim Threshold” and any claim that exceeds the Claim Threshold, an “Indemnifiable Claim”); and

(ii) unless and until the total of all Losses associated with Indemnifiable Claims under such Section exceeds €50.000 (the “Basket”), at which point Buyer will be obligated to indemnify for Losses associated with Indemnifiable Claims in an amount in excess of the Basket.

(b) Buyer’s and Parent’s maximum aggregate Liability with respect to the matters described in Section 9.2 will be limited to an amount equal to $4,074,607.68 (the “Buyer’s Cap”); provided, however, that any claim relating to fraud, willful misconduct, willful misrepresentation or fraudulent or intentional breach of any representation or warranty, or failure to pay the Purchase Price when due, will not be subject to Buyer’s Cap.

(c) Seller will have no Liability with respect to the matters described in Section 9.1:

(i) unless with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) for indemnification under such Section, such claim (or series of related claims) involves Losses in excess of the Claim Threshold; and

(ii) unless and until the total of all Losses associated with Indemnifiable Claims under such Section exceeds the Basket, at which point Seller will be obligated to indemnify for Losses associated with Indemnifiable Claims in an amount in excess of the Basket.

(d) Seller’s maximum aggregate Liability with respect to the matters described in Section 9.1 will be limited to the Escrowed Stock (the “Seller’s Cap”; and, together with Buyer’s

Cap, the “Cap”); provided, however, that any claim relating to fraud, willful misconduct, willful misrepresentation or fraudulent or intentional breach of any representation or warranty will not be subject to Seller’s Cap ; provided, further, that Seller’s maximum aggregate Liability shall be limited to the amount of the Purchase Price actually paid to Seller hereunder. For the avoidance of doubt, the Buyer Indemnitees’ sole and exclusive source of recovery on account of Indemnifiable Claims hereunder shall be the shares of Escrowed Stock (irrespective of the value of such Escrowed Stock at any given time) and, in the event of an Indemnifiable Claim hereunder, the Buyer Indemnitee shall be entitled to a release of such number of shares of Escrowed Stock as is equal to the amount of Losses associated with such Indemnifiable Claim; provided, however, that if the amount of such Losses exceeds the value of the shares of Escrowed Stock then held by the Escrow Agent, the Buyer Indemnitee shall be entitled to a release of all remaining shares of Escrowed Stock. In the event a Buyer Indemnitee is entitled to a release of Escrowed Stock on account of an Indemnifiable Claim made before September 21, 2017, and the Escrow Agent receives Joint Instructions, an Arbitration Award or a Court Order (each as defined in the Escrow Agreement) in connection with such Indemnifiable Claim, the Escrow Agent shall exercise its rights under the Stock Power (as defined in the Escrow Agreement) delivered to the Escrow Agent at the Closing and release to such Buyer Indemnitee in accordance with the Escrow Agreement such number of shares of Escrowed Stock as is equal in value, as of the date of the Escrow Agent’s receipt of such Joint Instructions, Arbitration Award or Court Order, to the amount of Loss set forth in such Joint Instructions, Arbitration Award or Court Order.

(e) The amount of any Losses incurred by a Party shall be reduced by the net amount such Party or any Affiliate thereof actually recovers from any insurer or other party liable for such Losses, less the net present value of any future increase in premiums, if such increase is a direct result of such Loss, payable by such Party and less the costs of recovering such amounts, and such Party shall use its best efforts to effect any such recovery. The amount of any Losses incurred by a Party shall be reduced by the Tax benefits realized by such Party resulting from or arising out of such Losses. Each Party shall use its best efforts to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

9.5 Claims Against Company. Following the Closing, Seller may not assert, directly or indirectly, and hereby waives, any claim, whether for indemnification, contribution, subrogation or otherwise, against Company with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date or any obligation of Seller under Section 9.1. Seller agrees not to make, directly or indirectly, and hereby waives, any claim for indemnification against Company by reason of the fact that Seller was a member, director, officer, employee or agent of Company or was serving at the request of Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Proceeding brought by Buyer or Company against Seller or any Affiliate thereof (whether such Proceeding is pursuant to this Agreement or otherwise).

9.6 Exception to Indemnification Obligation. Following the Closing, no Buyer Indemnitee or Seller Indemnitee may assert any claim for indemnification. Parent, Buyer and Company (on behalf of the Buyer Indemnitees) and Seller (on behalf of the Seller Indemnitees) irrevocably waive all rights to indemnification hereunder, for breach or inaccuracy of a representation or warranty if such claim relates to facts or circumstances disclosed during or in connection with Due Diligence One or Due Diligence Two, as applicable.

9.7 Third-Party Claims.

(a) If a third party commences or threatens a Proceeding (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article IX, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim within thirty (30) days and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim.

(b) Upon receipt of the notice described in Section 9.7(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 9.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (vii) the Indemnifying Party keeps the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.7(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 9.7(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably. If the Indemnified Party desires to consent to the entry of judgment with respect to or settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Basket or the Cap.

(d) If any condition in Section 9.7(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article IX.

9.8 Other Indemnification Matters. Any claim for indemnification under this Article IX must be asserted by providing written notice to Seller (or Buyer, in the case of a claim by Seller) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE IX WILL APPLY AND BE ENFORCEABLE EVEN IF ANY PERSON ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON WHO IS SEEKING INDEMNIFICATION (OR OF ITS AFFILIATES), OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON WHO IS SEEKING INDEMNIFICATION (OR ON ITS AFFILIATES). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.

9.9 Exclusive Remedy. After the Closing, this Article IX will provide the exclusive legal remedy for the matters covered by this Article IX, except for claims based upon fraud, willful misconduct or willful misrepresentation or as contemplated in Section 9.5. This Article IX will not affect any remedy any Party may have under this Agreement prior to the Closing or upon termination of this Agreement or any equitable remedy available to any Party.

ARTICLE X

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

10.1 Taxes. All country, state, county and local Taxes on real or personal property shall be apportioned between Buyer and Seller as of 11:59 p.m. (Italy Time) on the Business Day immediately preceding the Closing Date, computed on the basis of the fiscal year for which the same are levied. All Taxes with respect to the Company relating to periods prior to the Closing Date shall be the responsibility of the Seller and all Taxes with respect to the Company relating to periods arising at or after the Closing Date (including any registration Tax or fee arising from the Closing) shall be the obligation of the Company, as a wholly owned subsidiary of the Buyer, provided, that Seller shall cooperate with Buyer, at Buyer’s request and at Buyer’s sole cost, with respect to Buyer’s position regarding any registration Tax or fee.

10.2 Registration Taxes. The registration tax, stamp duty and other taxes, due in connection with the Closing shall be borne by the Buyer, with the sole exception of any taxes on capital gain on the transfer of the Interest. Seller shall pay the notarial fees at Closing for the Conferment of the Division. The Buyer shall pay the notarial fees for the Atto di Cessione. The notarial fees for the Security Agreement will be paid in equal parts by the Buyer and the Seller.

ARTICLE XI

MISCELLANEOUS

11.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request, of the requesting Party’s sole cost and expense, for the purpose of carrying out the intent of the Transaction Documents.

11.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of Company) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

11.3 Entire Agreement. The Transaction Documents collectively constitute the entire agreement and understanding among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

11.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Seller may not assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of Seller’s rights, interests or obligations in this Agreement without the prior written approval of Buyer. Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to Buyer, any successor to Company, or any acquirer of a material portion of the businesses or assets of Buyer or Company, (b) one or more of Buyer’s Affiliates, or (c) any lender to Buyer or Company as security for obligations to such lender; provided, however, that Parent shall remain fully liable for all covenants set forth herein, including payment of the Purchase Price when due.

11.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

11.6 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) one Business Day after receipt of confirmation if such notice is sent by facsimile, (b) three Business Days after delivery of such notice into the custody and control of an overnight international courier, (c) one Business Day after delivery of such notice in person and (d) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Seller (or to Company prior to the Closing):

Andrea Biffi, CEO

SOFAR, S.p.A

Via Firenze 40

20060 Trezzano Rosa (MI), Italy

Fax: 02-90967239

Phone: 02-9093621

Copy to (which will not constitute notice):

Stefano Candela

Franzosi Dal Negro Setti

Via Brera, 5

20121 Milan, Italy

Fax: 02-80299259

Phone: 02-85909220

If to Buyer:

Todd Pope, CEO

TransEnterix, Inc.

635 Davis Drive, Suite 300

Morrisville, North Carolina 27560

Phone: (919) 765-8400

Copy to (which will not constitute notice):

Barbara Bagnasacco

Kirton McConkie

1800 World Trade Center

Salt Lake City, UT 84111

Fax: 801-212-2110

Phone: 801-321-4885

Joshua Weingard

Chief Legal Officer

TransEnterix, Inc.

635 Davis Drive, Suite 300

Morrisville, North Carolina 27560

Phone: 305-575-4602

11.7 Resolution of Disputes.

(a) All claims, disputes, controversies and alleged breaches arising out of or related to this Agreement or any of the other Transaction Documents or the performance or nonperformance hereof or thereof which cannot be settled through negotiation, including but not limited to any claim, dispute or controversy relating to the validity or enforceability of this Agreement, any Transaction Document or the breach thereof (each, a “Dispute”), shall be settled by binding arbitration in accordance with rules of arbitration of the International Court of Arbitration of the International Chamber of Commerce (the “Arbitration Rules”) and the provisions of this subsection:

(i) The arbitration shall be conducted by a panel of three impartial arbitrators selected in accordance with such Arbitration Rules, unless either the amount in controversy is less than €250.000 or the parties shall hereafter mutually agree in writing to have the arbitration conducted by a single arbitrator, in either which case the arbitration shall be conducted by a single arbitrator. The final decision and award by the arbitrator(s) shall be set forth in a written decision.

(ii) The arbitration shall be conducted in Geneva, Switzerland and shall be conducted in the English language, unless the Parties mutually agree at the time for some other situs for the conduct of the arbitration proceeding.

(iii) In conducting the arbitration and rendering their award, the arbitrators shall give effect to the terms of this Agreement and the other applicable Transaction Documents, shall give effect to any other agreement of the parties relating to the conduct of the arbitration, and shall give effect to applicable statutes of limitations. If any dispute submitted to arbitration shall involve claims by or against a party hereto against or by a third party, and such third party cannot be made a party to such arbitration, the arbitrators shall be empowered to take such actions as they deem just and equitable in order to avoid prejudice to the parties hereto by reason of the inability of the arbitrators to adjudicate such third party claims, including without limitation, if they so determine, conditioning their award upon the outcome of the third party claims or staying the arbitration pending the outcome of the third party claims. The arbitrators shall be empowered to order the Parties to provide pre-hearing discovery to each other upon such terms as the arbitrators may direct if one of both of the Parties requests discovery, the Parties fail to agree between themselves as to the conduct of discovery, and the arbitrators determine that such discovery will be consistent with the overriding goals of a fair and efficient process and a just and equitable award.

(iv) The costs of the arbitration, including the fees and expenses of the arbitrators, shall be allocated to such parties as, and in such proportions as, the arbitrators shall determine to be just and equitable, which determination shall be set forth in the award.

(v) Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.

(b) Nothing in this Section shall preclude either Party from applying to a court of competent jurisdiction for, and obtaining if warranted, preliminary or ancillary relief pending the conduct of such alternative dispute resolution procedures and arbitration, or an order to compel the arbitration provided for herein, or such other relief as may be required to protect and preserve such Party’s rights pending the conduct of such procedures and arbitration. This Section 11.7 provides the exclusive method of resolving any Dispute, provided that, notwithstanding any provision of this Agreement to the contrary, nothing in this Section 11.7 or in any other provision of this Agreement shall preclude any Party from seeking injunctive relief against the violation or breach of any provision in this Agreement as set forth in Section 11.13.

11.8 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the Republic of Italy without giving effect to any choice or conflict of law principles of any jurisdiction.

11.9 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by Buyer and Seller. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

11.10 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Expenses. Company will bear all expenses incurred by Company or any Representative of Company in connection with the Transaction contemplated to be performed before or on the Closing Date and such expenses will have been paid or accrued by Company prior to the Closing Date. Seller will bear all expenses incurred by Seller or any of its Representatives in connection with the Transaction contemplated to be performed before or on the Closing Date. Buyer will bear all expenses incurred by Buyer or any of its Representatives in connection with the Transaction contemplated to be performed on or before the Closing Date. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

11.12 Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with the Accounting Principles as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

11.13 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled, subject to Section 9.9, and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

11.14 Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.

11.15. Guarantee

(a) Parent hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the due and punctual payment by the Buyer of all monetary obligations of the Buyer under this Agreement and the Transaction Documents, and the due and prompt performance of all covenants, agreements, obligations and liabilities of the Buyer under or in respect of this Agreement and the Transaction Documents. This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any Transaction Document, any assumption of any such guaranteed obligation by any other party or any other act or event that might otherwise operate as legal or equitable discharge of Parent under this Section 11.15. Parent agrees that it shall pay on demand all costs and expenses (including attorneys’ fees and disbursements) incurred by the Seller in connection with enforcing this Section 11.15, which amounts shall be in addition to all other obligations hereunder. There are no conditions precedent to the enforcement of this Section 11.15.

(b) The obligations of Parent hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of the Buyer with or into any corporation or any sale or transfer by the Buyer of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting the Buyer, (iii) any modification, alteration, amendment or addition of or to this Agreement or any Transaction Document, or (iv) any disability or any other defense of the Buyer or any other Person and any other circumstance whatsoever (with or without notice to or knowledge of Parent) which may or might in any manner or to any extent vary the risks of Parent or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise. In connection with the foregoing, Parent waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest; provided, however, Parent shall have available to it all defenses that the Buyer would have in the event of an action by the Seller against the Buyer to enforce this Agreement or any Transaction Document, other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting the Buyer. This guarantee shall automatically expire immediately following the Closing and receipt of the Purchase Price by the Seller, without any action by or notice to any party.

(c) All dealings between Parent and the Buyer, on the one hand, and the Seller, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Section 11.15. Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Parent set forth in this Section 11.15 are knowingly made in contemplation of such benefits.

[Signature pages follow]

The Parties have executed and delivered this Membership Interest Purchase Agreement as of the date first written above.

“Buyer”:

TRANSENTERIX INTERNATIONAL, INC.

By:	/s/ Todd M. Pope
Name:	Todd Pope
Title:	Chief Executive Officer

“Seller”:

SOFAR, S.P.A.

By:	Andrea Biffi
Name:	Andrea Biffi
Title:	Chief Executive Officer

“Company”:

VULCANOS S.R.L.

By:	SOFAR, S.p.A., its sole member
By:	/s/ Andrea Biffi
Name:	Andrea Biffi
Title:	Chief Executive Officer

“Parent”:

TRANSENTERIX, INC.

By:	/s/ Todd M. Pope
Name:	Todd Pope
Title:	Chief Executive Officer

[Membership Interest Purchase Agreement]